UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DRESSER-RAND GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dresser-Rand Group Inc.
West8 Tower, Suite 1000
10205 Westheimer Road
Houston, Texas 77042
Tel: 713-973-5356
Fax: 713-973-5323
www.dresser-rand.com
March 26, 2012

TO THE STOCKHOLDERS OF DRESSER-RAND GROUP INC.:

This year’s Annual Meeting of Stockholders of Dresser-Rand Group Inc. (“DRC”) will be held at 8:00 a.m. (Central), Tuesday, May 8, 2012, at the offices of DRC located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042.

In addition to acting on the matters outlined in the enclosed Proxy Statement, there will be a brief presentation on DRC’s business.

We hope that you attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, your voting as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.

On behalf of the directors and management of Dresser-Rand Group Inc., we would like to thank you for your continued support and confidence in DRC.

Sincerely yours,

William E. Macaulay
Chairman of the Board

DRESSER-RAND GROUP INC.

West8 Tower, Suite 1000

10205 Westheimer Road

Houston, Texas 77042

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To Be Held

May 8, 2012

To the Stockholders of Dresser-Rand Group Inc.:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of Dresser-Rand Group Inc. (“DRC,” the “Company,” “Dresser-Rand,” “we” or “our”) will be held at 8:00 a.m. (Central) on Tuesday, May 8, 2012, at the offices of the Company located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042 (the “Annual Meeting”).

At the Annual Meeting, we will ask stockholders to:

1. Elect the eight directors named in this proxy statement to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

2. Ratify the appointment of PricewaterhouseCoopers LLP as DRC’s independent registered public accountants;

3. Hold an advisory vote on executive compensation; and

4. Consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

We plan to hold a brief business meeting focused on these items and we will attend to any other proper business that may arise. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2, AND 3. The proposals are further described in the proxy statement.

Only DRC Stockholders of record at the close of business on March 14, 2012, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at DRC’s corporate offices located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042.

By order of the Board of Directors,

Mark F. Mai
Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT

WE URGE YOU TO VOTE PROMPTLY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS OF

DRESSER-RAND GROUP INC. TO BE HELD ON

MAY 8, 2012

GENERAL INFORMATION ABOUT DRC’S ANNUAL MEETING

Dresser-Rand Group Inc. (“DRC,” “Dresser-Rand,” the “Company,” “we” or “our”) is providing this proxy statement to stockholders entitled to vote at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of DRC as part of a solicitation by the Board of Directors for use at the Annual Meeting and at any adjournment or postponement that may take place. The Annual Meeting will be held on Tuesday, May 8, 2012, at 8:00 a.m. (Central) at the offices of the Company located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042.

We are taking advantage of Securities and Exchange Commission (“SEC”) rules that allow us to deliver proxy materials to our stockholders on the Internet. Under these rules, we are sending our stockholders a one-page notice regarding the Internet availability of proxy materials instead of a full printed set of proxy materials. Our stockholders will not receive printed copies of the proxy materials unless specifically requested. Instead, the one-page notice that our stockholders receive will tell them how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells our stockholders how to submit their proxy card on the Internet and how to request to receive a printed copy of our proxy materials. We expect to provide notice and electronic delivery of this proxy statement to such stockholders beginning on or about March 26, 2012.

Who is entitled to vote at the Annual Meeting?

Anyone who owns of record DRC common stock as of the close of business on March 14, 2012, is entitled to one vote per share owned. We refer to that date as the Record Date. There were 75,630,101 shares outstanding on the Record Date.

Who is soliciting my proxy to vote my shares?

DRC’s Board of Directors (the “Board”) is soliciting your “proxy,” or your authorization for our representatives to vote your shares. Your proxy will be effective for the Annual Meeting on May 8, 2012, and at any adjournment or continuation of that meeting.

Who is paying for and what is the cost of soliciting proxies?

DRC is bearing the entire cost of soliciting proxies. We have not hired a solicitation firm to assist us in the solicitation of proxies, but we reserve the right to do so. Proxies will be solicited both through the mail and Internet, but also may be solicited personally or by telephone, facsimile, email or special letter by DRC’s directors, officers, and employees for no additional compensation. DRC will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending our proxy materials to their customers or principals who are the beneficial owners of shares of DRC common stock.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of DRC common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

Delaware law and DRC’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws govern the vote on each proposal. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board’s recommendations and approval requirements are:

PROPOSAL 1. ELECTION OF DIRECTORS.

The first proposal to be voted on is the election of the eight Directors named in this proxy statement to hold office until the 2013 Annual Meeting and until their successors have been elected and qualified. The Board has nominated eight people as Directors, each of whom currently is serving as a Director of DRC.

You may find information about these nominees beginning on Page 6.

You may vote in favor of or against each nominee, or abstain from voting on such nominee. Assuming a quorum, each director is elected by a majority of the votes cast. This means that each nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. Abstentions and broker non-votes (as described below) will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” each director nominee.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

The second proposal to be voted on is to ratify the appointment of PricewaterhouseCoopers LLP as DRC’s Independent Registered Public Accountants for 2012.

You may find information about this proposal beginning on Page 9.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and, if a broker elects not to exercise its discretionary authority, any resulting broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2012.

PROPOSAL 3. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

The third proposal to be voted on is an advisory resolution to approve executive compensation.

You may find information about this proposal beginning on Page 10.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposed advisory resolution will be approved if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter are voted in favor of the proposal. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” this advisory resolution to approve executive compensation.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s meeting are described below under the heading “Stockholder Proposals for the 2013 Annual Meeting.”

VOTING AND PROXY PROCEDURE

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set of proxy materials?

We are taking advantage of SEC rules that allow us to deliver our proxy materials on the Internet to our stockholders. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders. This notice includes instructions on how to access the proxy materials on the Internet and how to request to receive a printed set of our proxy materials. In addition, our stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I obtain electronic access to the proxy materials?

The Notice Regarding the Availability of Proxy Materials you received includes instructions on how to:

•	View the proxy materials for the Annual Meeting on the Internet;

•	Vote on the Internet or in person; and

•	Request a copy of proxy materials by the Internet, telephone or email.

In addition to the website referenced in the one-page Notice Regarding the Availability of Proxy Materials, our 2012 proxy materials are also available on the Internet at www.dresser-rand.com using the Investors link.

What are the voting rights of holders of DRC common stock?

Each outstanding share of DRC common stock on the Record Date will be entitled to one vote on each matter considered at the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered in your name with our transfer agent, Computershare, you are the stockholder of record for those shares. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial owner of those shares. Your broker, bank or other nominee is the stockholder of record and, therefore, has forwarded proxy-related materials to you as the beneficial owner. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and also are invited to attend the meeting. However, since beneficial owners are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote the shares. If your shares were issued pursuant to the Company’s 2005 Stock Incentive Plan, 2005 Directors Stock Incentive Plan, or 2008 Stock Incentive Plan and remain subject to a risk of forfeiture, you may grant your voting proxy directly to us.

What does it mean if I receive more than one Notice Regarding the Availability of Proxy Materials?

It means that you have multiple accounts at the transfer agent or with brokers or other nominees. Follow the instructions on each notice to ensure that all of your shares are voted.

How do I vote?

You may vote by Internet, mail, telephone or in person.

1. BY INTERNET.    You can vote on the Internet by following the instructions provided in the one-page Notice Regarding the Availability of Proxy Materials. Your vote by Internet must be properly transmitted not later than 11:59 p.m. (Eastern) on May 7, 2012, to be effective.

2. BY MAIL.    If you request to receive a printed set of our proxy materials by mail, you can vote by mail. The Board recommends that you vote by proxy even if you plan on attending the meeting. Mark your voting instructions on, and sign and date, the proxy card delivered to you by mail and then return it in the postage-paid envelope provided with your printed set of materials. If you mail your proxy card, we must receive it in accordance with the instructions that will be included in the proxy materials delivered to you by mail.

3. BY TELEPHONE.    You can vote by telephone using the phone number obtained by accessing the website set forth in the instructions provided in the one-page Notice Regarding the Availability of Proxy Materials. Your telephonic vote must be completed not later than 11:59 p.m. (Eastern) on May 7, 2012, to be effective.

4. IN PERSON.    If you are a stockholder of record, you may vote in person at the meeting. “Street name” or nominee account stockholders who wish to vote at the meeting will need to obtain a signed proxy form from the institution that holds their shares of record giving such owners the right to vote the shares at the meeting. Any stockholder wishing to attend the meeting will need to present valid photo identification to the building receptionist and to the Company receptionist on the 10th floor.

How do I revoke my proxy or change my voting instructions?

You can change your vote or revoke your proxy at any time before the final vote at the meeting. You can do this by casting a later proxy through any of the available methods described in the question and answer immediately above. If you are a stockholder of record, you also can revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary, Mark F. Mai, at our executive office at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other nominee.

How will proxies be voted if I give my authorization?

The Board has selected Vincent R. Volpe Jr., Mark E. Baldwin and Mark F. Mai, and each of them, to act as proxies with full power of substitution. All properly submitted proxies will be voted in accordance with the directions given. If you properly submit a proxy with no further instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all director nominees named in this proxy statement, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012, and FOR the adoption of the advisory resolution to approve executive compensation). Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named as proxy holders, or their nominees or substitutes, will vote upon such matters in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holders, in either case to the extent permitted by law.

What is the voting requirement to approve each of the matters?

For Proposal 1, the election of directors, each nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director.

For Proposal 2 (to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2012) and Proposal 3 (the adoption of the advisory resolution to approve executive compensation), approval requires the affirmative vote of stockholders holding a majority of those shares present (in person or by proxy) and entitled to vote on the matter.

If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes for certain matters (as described in the question and answer immediately below). In tabulating the voting result for a proposal, shares that constitute broker non-votes are not considered as being entitled to vote on that proposal.

How will votes be counted?

The inspector of elections for the Annual Meeting will calculate affirmative votes, negative votes, abstentions, and broker non-votes, as applicable. Under Delaware law, abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as will shares voted by brokers or other “street” nominees pursuant to their discretionary authority.

You, as a beneficial owner, own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Brokers or other “street” nominees have discretionary authority to vote on routine matters, regardless of whether they have received voting instructions from their clients who are the beneficial owners. Director elections and the advisory resolution to approve executive compensation are not considered routine matters and brokers or other “street” nominees may not vote on these matters in the absence of receiving voting instructions from their clients. Ratifying the appointment of the independent registered public accountants is considered a routine matter and, therefore, brokers and “street” nominees have discretionary authority to vote on this matter. A “broker non-vote” results on a matter when a broker or other “street” nominee record holder returns a duly executed proxy but does not vote on a non-routine matter because it does not have discretionary authority to vote on non-routine matters and has not received voting instructions from its client (the beneficial holder). Accordingly, no broker non-votes occur when brokers exercise their discretionary authority to vote on routine matters. The approval of the advisory resolution to approve executive compensation, a non-routine matter, is determined based on the vote of all shares present in person or represented and entitled to vote on the matter. An abstention on that proposal has the same effect as a vote “against” that proposal. Broker non-votes have no effect on the vote on that proposal. Because of the majority vote standard that our Board adopted in February 2012 for the election of directors, abstentions and broker non-votes have no effect on the outcome of the vote on the election of directors.

Where do I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published by DRC in a current report on Form 8-K within four business days after the Annual Meeting. The report will be filed with the SEC and you may receive a copy by contacting our Director, Investor Relations, Blaise E. Derrico, at 713-973-5497. You also may access a copy on the Internet at www.dresser-rand.com or through the SEC’s Internet site at www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

The first agenda item to be voted on is the election of eight directors to hold office until the 2013 Annual Meeting and until their successors have been elected and qualified. The Board has nominated eight directors, each of whom is currently serving as a director of DRC. The Board unanimously recommends that you vote “FOR” such nominees.

The Board of Directors currently consists of eight directors. Each director’s term expires at the Annual Meeting and when his or her successor has been elected and qualified. All nominees have indicated their willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

The table below sets forth the name, age as of March 14, 2012, and existing positions with DRC of each director nominee:

Name	Age	Office or Position Held
William E. Macaulay	66	Chairman of the Board of Directors
Vincent R. Volpe Jr.	54	Director, President, and Chief Executive Officer
Rita V. Foley	58	Director and Member of the Audit and Compensation Committees
Louis A. Raspino	59	Director and Member of the Audit and Compensation Committees
Philip R. Roth	60	Director and Member of the Audit and Nominating and Governance Committees
Stephen A. Snider	64	Director and Member of the Compensation and Nominating and Governance Committees
Michael L. Underwood	68	Director and Member of the Audit and Nominating and Governance Committees
Joseph C. Winkler III	60	Director and Member of the Compensation and Nominating and Governance Committees

In evaluating director candidates, and considering incumbent directors for re-nomination to the Board, the Board and the Nominating and Governance Committee have considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors include past performance on the Board. Each director provides a broad range of complementary skills, expertise, knowledge and a diversity of perspective to build a capable, responsive and effective Board. This section presents biographical and other information about our director nominees, each of whom is currently serving as a director. It also presents for each director the specific experiences, qualifications, attributes and skills considered by the Board in re-nominating each director to serve on the Board.

William E. Macaulay has been the Chairman of our Board of Directors since October 2004. Mr. Macaulay is the Chairman, Chief Executive Officer, and a Managing Director of First Reserve Corporation (“FRC”), a private equity firm focusing on the energy industry, which he joined in 1983. FRC was an affiliate of our former indirect parent, Dresser-Rand Holdings LLC. Prior to joining First Reserve, Mr. Macaulay was a co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance, with responsibility for investing Oppenheimer’s capital in private equity transactions, as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. Mr. Macaulay serves as a director of Glencore International Plc, an integrated commodities producer and marketer, and Weatherford International Ltd., an oilfield service company, and formerly served as a director of Alpha Natural Resources, Inc., Dresser, Inc., Foundation Coal Holdings, Inc., National Oilwell Varco and Pride International, Inc. Mr. Macaulay holds a B.B.A. degree, Magna Cum Laude, in Economics from City College of New York and an M.B.A. from the Wharton School of the University of Pennsylvania.

Mr. Macaulay brings to the Company leadership, industry, economics and finance experience resulting from his career spanning more than 35 years in private equity and finance, including over 25 years focusing on the energy industry.

Vincent R. Volpe Jr. is our President and Chief Executive Officer and has served as a member of our Board of Directors since October 2004. Mr. Volpe has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products in Olean, New York; Executive Vice President European Operations in Le Havre, France; and President Dresser-Rand Europe in London, U.K. In January 1997, Mr. Volpe became President of Dresser-Rand Company’s Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser-Rand Company in September 2000. He has served as an independent director of FMC Corporation since 2007. Mr. Volpe earned a B.S. in Mechanical Engineering and a B.A. in German literature, both from Lehigh University.

Mr. Volpe has substantial historical knowledge of the Company and its operations with 30 years of employment in various capacities with the Company across its international operations. He brings leadership experience and extensive operations and industry experience to the Company.

Rita V. Foley has been a member of our Board of Directors since May 2007. Ms. Foley retired in June 2006 as Senior Vice President of MeadWestvaco Corporation, a leading global provider of packaging to the entertainment, healthcare, cosmetics, and consumer products industries, and President of its Consumer Packaging Group. Prior to that, from 2001 to 2002, she was the Chief Operating Officer of MeadWestvaco’s Consumer Packaging Group. Ms. Foley held various senior positions from 1999 to 2001 within Westvaco, the predecessor to MeadWestvaco, including Senior Vice President and Chief Information Officer. Ms. Foley has also held various executive global sales, marketing, and general management positions at Harris Lanier, Digital Equipment Corporation, and QAD Inc. Ms. Foley serves on the board of PetSmart Inc. and she is a former director of the Council of the Americas. Ms. Foley earned a B.S. degree from Smith College and she is a graduate of Stanford University’s Executive Program.

Ms. Foley brings leadership, operational, marketing, merger and acquisition and financial experience to the Company. She served as the President of a global packaging business utilizing an engineered to order manufacturing process similar to that of the Company and has director experience from serving on other public company boards, including membership on compensation, audit and executive committees.

Louis A. Raspino has been a member of our Board of Directors since December 2005. He has over 30 years of experience in the oil and gas exploration, production and service industry. Mr. Raspino was the President and Chief Executive Officer and a member of the Board of Directors of Pride International Inc., an international provider of contract drilling and related services to oil and natural gas companies (“Pride”), from July 2005 to

June 2011, when Pride merged into Ensco plc. He served as Executive Vice President and Chief Financial Officer of Pride from December 2003 until June 2005. Before joining Pride in December 2003, he was Senior Vice President and Chief Financial Officer of Grant Prideco, Inc., a manufacturer of drilling and completion products supplying the energy industry, from July 2001 until December 2003. Previously, he was Vice President of Finance for Halliburton Company, Senior Vice President and Chief Financial Officer of The Louisiana Land & Exploration Company and began his career with Ernst & Young. Mr. Raspino is a CPA and earned a B.S. from Louisiana State University and an M.B.A. from Loyola University.

Mr. Raspino has over 35 years of experience in the oil and gas exploration, production and service industry, as well as international and capital markets experience, and brings to the Company leadership and finance experience. He has senior executive experience, having recently served as the President and Chief Executive Officer of a public company. He is also a CPA and has served in various executive finance positions throughout his career, including as the Chief Financial Officer of two public companies.

Philip R. Roth has been a member of our Board of Directors since December 2005. He has over 30 years of accounting and finance experience. Mr. Roth formerly was Vice President, Finance and Chief Financial Officer of Gardner Denver, Inc., which designs, manufactures and markets compressor and vacuum products and fluid transfer products, from May 1996 until August 2004. Prior to joining Gardner Denver, Mr. Roth was with Emerson Electric Co. from 1980 until 1996 where he held positions in accounting, treasury and investor relations at the corporate office. He also held positions in strategic planning and acquisitions, and as a Chief Financial Officer at the division level. Mr. Roth is a CPA and began his career with Price Waterhouse. He earned a B.S. in Accounting and Business Administration from the University of Missouri and an M.B.A. from the Olin School of Business at Washington University.

Mr. Roth has spent most of his career in leadership positions with manufacturing companies, including more than eight years as Chief Financial Officer of a publicly-traded company with significant international operations. He also has extensive compressor industry and acquisition-related experience, as well as a wide-ranging background in accounting, treasury and investor relations.

Stephen A. Snider has been a member of our Board of Directors since November 2009. Mr. Snider was the Chief Executive Officer and director of Exterran Holdings, Inc., a global natural gas compression services company from August 2007 to June 2009, and was Chief Executive Officer and Chairman of the general partner of Exterran Partners, L.P., a domestic natural gas contract compression services business, from August 2007 to June 2009. Prior to that, Mr. Snider was President, Chief Executive Officer and Director of Universal Compression Holdings Inc. (“Universal”), a supplier of equipment used to ship natural gas through pipelines, from 1998 until Universal merged with Hanover Compressor Company in 2007 to form Exterran Corporation. Mr. Snider has over 30 years of experience in senior management of operating companies, and also serves as a current director of Energen Corporation and Thermon Group Holdings, Inc. Mr. Snider also served as a director of T-3 Energy Services, Inc. from 2003 to July 2007 and Seahawk Drilling Incorporated from August 2009 to February 2011. On February 11, 2011, Seahawk announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits in the U.S. Gulf of Mexico following the Macondo well blowout and other factors.

Mr. Snider brings to the Company leadership experience, including as a public company Chief Executive Officer, and nearly 40 years of involvement in rotating equipment, with approximately 25 years dedicated to natural gas compression and processing.

Michael L. Underwood has been a member of our Board of Directors since August 2005. Prior to his retirement, from June 2002 to June 2003, Mr. Underwood was employed by Deloitte & Touche LLP as a Director. Prior to that, he had over 35 years of public accounting experience including 25 of those years as an audit partner with Arthur Andersen LLP. Mr. Underwood currently serves on the board of directors of Chicago Bridge & Iron Company N.V. He holds a B.A. in Philosophy and Economics and a Masters Degree in Accounting from the University of Illinois.

Mr. Underwood brings to the Company leadership experience and over 35 years of public accounting experience, a significant portion of which was with publicly traded companies in the manufacturing industry.

Joseph C. Winkler III has been a member of our Board of Directors since May 2007. Mr. Winkler served as the Chairman and Chief Executive Officer of Complete Production Services, Inc., a provider of specialized oil and gas services and equipment in North America, from March 2007 until February 2012, at which time Complete was acquired by Superior Energy Services, Inc. Between June 2005 and March 2007, Mr. Winkler served as Complete’s President and Chief Executive Officer. Prior to that, from March 2005 until June 2005, Mr. Winkler served as the Executive Vice President and Chief Operating Officer of National Oilwell Varco, Inc., an oilfield capital equipment and services company and from May 2003 until March 2005 as the President and Chief Operating Officer of the company’s predecessor, Varco International, Inc. From April 1996 until May 2003, Mr. Winkler served in various other capacities with Varco and its predecessor, including Executive Vice President and Chief Financial Officer. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd., a privately held provider of solids control equipment and services and coil tubing equipment to the oil and gas industry, which was acquired by Varco in April 1996. Prior to joining D.O.S., Ltd., he was Chief Financial Officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated including Eastman/Telco and Milpark Drilling Fluids. Mr. Winkler received a B.S. degree in Accounting from Louisiana State University.

Mr. Winkler has many years of operational, financial, international and capital markets experience, a significant portion of which was with publicly traded companies in the oil and gas services, manufacturing and exploration and production industries. He recently served as the Chairman and Chief Executive Officer of a public company that provided specialized oil and gas services and equipment.

The Board of Directors unanimously recommends that you vote “FOR” each of the director nominees named above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The second agenda item to be voted on is the ratification of the appointment of PricewaterhouseCoopers LLP as DRC’s independent registered public accountants for the fiscal year ending December 31, 2012. The Board of Directors unanimously recommends that you vote “FOR” this proposal.

The Audit Committee has appointed PricewaterhouseCoopers LLP to act as DRC’s independent registered public accountants, which we also refer to as our “independent accountants,” for the fiscal year ending December 31, 2012. The Board of Directors has directed that such appointment be submitted to DRC’s stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP was DRC’s independent registered public accounting firm for the fiscal year ended December 31, 2011.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as DRC’s independent registered public accountants is not required. The Board, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board will request that the Audit Committee reconsider its appointment of PricewaterhouseCoopers LLP for the fiscal year ending December 31, 2012, and consider such vote in its review and future appointment of the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different accounting firm at any time during the 2012 fiscal year if the Audit Committee determines that such a change would be in the best interests of DRC and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The third agenda item to be voted on is the adoption of an advisory resolution to approve executive compensation. The Board of Directors unanimously recommends that you vote “FOR” this proposal.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to offer our stockholders an opportunity to vote on whether to approve an advisory resolution on executive compensation. This vote, commonly known as “say on pay,” provides you as a stockholder the opportunity to endorse or not endorse the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

The Board of Directors believes that the Company’s success as one of the largest global suppliers of custom-engineered rotating equipment solutions to the oil, gas, petrochemical, process, power, military and other industries is led by the collective talent, experience and performance of its executive leadership team. With that in mind, our overall executive compensation program has been designed to attract, retain and motivate leaders who will develop and execute strategies that generate long-term success and growth. The key principles underlying the Company’s executive compensation program are described in detail in the Compensation Discussion & Analysis (“CD&A”) beginning on page 25 of this proxy statement and are set forth below:

•	align management’s financial interest with stockholders;

•	promote consistent and long-term growth;

•	attract and retain talented executive officers;

•	reward individuals for overall Company, functional and business unit results; and

•	recognize individual responsibility, leadership, teamwork, performance, potential, skills, knowledge and impact.

We believe that our executive compensation policies and practices are effective in supporting these guiding principles, including policies and practices such as:

•

Basing a significant portion of the compensation of executives on performance of the Company and the executive’s functional or business unit; for the CEO and CFO, at least 75% of the total of base salary, target annual incentive and target long-term incentive (total direct compensation) is variable and tied to performance, retention or a combination of both; for the remaining named executive officers, at least 60% of their total direct compensation is variable;

•

Promoting and rewarding actions that balance short-term strategies with long-term growth and stability through using a variety of financial and non-financial metrics (e.g., operating income, total stockholder return, safety);

•	Including recoupment features, which serve to support good corporate governance, in the Company’s incentive programs; and

•	Requiring named executive officers to own a substantial amount of Company stock.

We urge stockholders to read the CD&A beginning on page 25 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, appearing on pages 44 through 57, which provide detailed information on the compensation of our named executive officers.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking you to approve the following advisory resolution at the 2012 Annual Meeting:

“Resolved, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative discussion.”

Because this vote is advisory, it will not be binding upon the Board of Directors or the Company. Although non-binding, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board of Directors unanimously recommends that you vote “FOR” approval of this proposal.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors consists of Messrs. Underwood, Raspino and Roth and Ms. Foley. The Audit Committee operates under a written charter adopted by the Board of Directors. The committee charter is available on the Company’s web site (www.dresser-rand.com).

The Company’s management is responsible for all financial statements and financial reporting processes of the Company and its direct and indirect subsidiaries, including the systems of internal accounting control. The independent registered public accounting firm is responsible for performing audits of the consolidated financial statements and opining as to whether such statements are fairly presented, in all material respects, in conformity with accounting principles generally accepted in the United States of America. The Audit Committee monitors the financial reporting processes and systems of internal control on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed the audited financial statements for the fiscal year ended December 31, 2011, and has met and held discussions with management and the independent registered public accounting firm regarding such financial statements. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year ended December 31, 2011, were prepared in accordance with accounting principles generally accepted in the U.S. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, (Communication with Audit Committees) as amended (AICPA, Professional Standards, Vol. 1, AU section 380) and adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee, in consultation with management, the independent registered public accounting firm and DRC’s internal auditor has reviewed management’s report on internal control over financial reporting as of December 31, 2011, and the independent registered public accounting firm’s attestation report (which are required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and has considered the effectiveness of the Company’s internal control over financial reporting.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

THE AUDIT COMMITTEE
Michael L. Underwood, Chairman
Rita V. Foley
Louis A. Raspino
Philip R. Roth

Fees of Independent Registered Public Accountants

The Audit Committee has reviewed the audit fees of the independent registered public accountants. For work performed in regard to fiscal years 2010 and 2011, DRC paid PricewaterhouseCoopers LLP the following fees for services, as categorized (dollars in thousands):

	Fiscal Year 2010	Fiscal Year 2011
Audit Fees(1)	$4,325	$4,391
Audit-Related Fees(2)	$—	$5
Tax Fees(3)	$110	$—
All Other Fees(4)	$3	$4
Total Fees	$4,438	$4,400

(1)	Includes fees for audit services principally relating to the annual audit, quarterly reviews and registration statements.

(2)	Includes fees for professional services rendered in connection with compilation reports for state licensing requirements.

(3)	Includes fees for tax compliance, tax advice and tax planning. For example, tax compliance involves preparation of original and amended tax returns.

(4)	Includes fees for all other services not reported under (1) through (3). These amounts reflect license fees for software PricewaterhouseCoopers LLP provided for research of accounting authorities and compliance with reporting obligations.

Our Board has a policy to assure the independence of its independent registered public accounting firm. Prior to each fiscal year, the Audit Committee receives a written report from PricewaterhouseCoopers LLP describing the elements expected to be performed in the course of its audit of the Company’s financial statements for the coming year. All audit related services, tax services and other services were pre-approved for 2010 and 2011 by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. As required by its charter, the Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof), other than prohibited non-auditing services as set forth in Sarbanes-Oxley Act Section 201, to be performed for DRC by its independent registered public accounting firm, subject to any de minimis exceptions for non-audit services described in the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies will be voted in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

CORPORATE GOVERNANCE AND RELATED MATTERS

We are committed to proper corporate governance and to conducting our business with ethics and integrity. In furtherance of these commitments, our Board has adopted Corporate Governance Guidelines, developed and recommended by the Nominating and Governance Committee of our Board, and the Code of Conduct, which describes the basic ethical principles that guide the conduct of our directors, officers and employees. The Corporate Governance Guidelines, together with our bylaws, the charters of each of our Board committees and the Code of Conduct, provide the framework for DRC’s corporate governance.

A complete copy of each of these documents may be found under the Corporate Governance portion of the Investors link on the Company’s website (www.dresser-rand.com). In addition, any stockholder may obtain, free of charge, a print copy of these documents by submitting a request in writing to our Corporate Secretary at our executive office at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042.

Majority Voting for Directors

In February 2012, the Board, upon the recommendation of the Nominating and Governance Committee, adopted a majority voting standard for uncontested elections of directors. Under this standard, nominees in uncontested elections are elected by a majority of the votes cast. This means that such a nominee for director must receive more “FOR” votes than “AGAINST” votes in order to be elected. In contested elections, where the total number of director nominees exceeds the number of directors to be elected, the nominees will be elected by a plurality of the votes cast. Our Board has also adopted a director resignation policy requiring any incumbent director who fails to receive more “FOR” votes than “AGAINST” votes in an uncontested election to tender to the Board his or her offer to resign (unless the director previously tendered an irrevocable, conditional offer to resign). The Board shall, no later than 90 days after certification of the election results, consider the resignation offer and any committee recommendations and determine whether to accept the director’s offer to resign. The director whose resignation offer is under consideration may not participate in any related Board or committee proceedings.

Advisory Director

In May 2011, upon our closing of the acquisition of Grupo Guascor S.L. (“Guascor”), the Board appointed Mr. Joseba Grajales, the former Chairman and principal owner of Guascor, as an advisory director of the Company. While serving as an advisory director, Mr. Grajales is entitled to notice of, and to attend, all scheduled meetings of the full Board, subject to being excused from such meetings at the request of the Chairman of the Board, and while in attendance he may participate in the Board’s discussions. His attendance is not counted for quorum or voting requirements. He is not entitled to a vote on any matter, and he does not participate in any committee meetings. The Board may discontinue Mr. Grajales’ service as an advisory director at any time in its sole discretion. Mr. Grajales receives compensation equivalent to that paid to non-employee directors, including the annual cash retainer (which was pro-rated for 2011), meeting fees and the annual equity award.

Director Independence

In determining director independence, our Board employs the standards set forth in the New York Stock Exchange (“NYSE”) listed company manual. The independence test included in the NYSE listing standard requires that the Board determine that the director has no direct or indirect material relationship with DRC. Additionally, a director is not independent if:

•	The director is or has been within the last three years an employee of DRC (or an immediate family member of such director is or was within the last three years an executive officer of DRC);

•

The director or an immediate family member received more than $120,000 during any 12-month period within the last three years in compensation from DRC (other than for director and committee fees, pensions or other deferred compensation from prior service);

•

The director or an immediate family member is a current partner of a firm that is DRC’s internal auditor or external auditor, the director is a current employee of such firm, an immediate family member is a current employee of such firm who personally works on DRC’s audit, or the director or immediate family member was in the last three years, but is no longer, a partner or employee of such firm and personally worked on DRC’s audit during that time;

•

The director or an immediate family member is or has been within the last three years employed as an executive officer by any company whose compensation committee includes or included a current executive officer of DRC; or

•

The director is a current employee (or an immediate family member is a current executive officer) of another company that made payments to, or received payments from, DRC for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenue.

In addition, members of our Audit Committee must meet the following additional independence requirements under the SEC’s rules:

•

No director who is a member of the Audit Committee shall be deemed independent if such director is affiliated with DRC or any of its subsidiaries in any capacity, other than in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other Board committee; and

•

No director who is a member of the Audit Committee shall be deemed independent if such director receives, directly or indirectly, any consulting, advisory or other compensatory fee from DRC or any of its subsidiaries, other than fees received in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other Board committee, and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with DRC (provided such compensation is not contingent in any way on continued service).

Applying the NYSE test, the Board has affirmatively determined, as recommended by the Nominating and Governance Committee, that Ms. Foley and Messrs. Macaulay, Raspino, Roth, Snider, Underwood and Winkler are independent, and that all members of the Audit Committee meet the heightened requirements for independence set forth above. In addition, the Board affirmatively determined that Mr.  Volpe is not independent because he is the President and Chief Executive Officer of DRC.

The Board of Directors and its Committees

The Board of Directors held 11 meetings in 2011, either in person or by telephone. Each director attended at least 75% of all Board and applicable committee meetings during 2011. Directors are encouraged to attend stockholder meetings. All directors attended the 2011 Annual Meeting. In connection with each of the quarterly Board meetings, the non-management directors will meet in executive session without any employee directors or members of management present. If the Board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The independent Chairman of the Board presides at each executive session of the non-management directors.

The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees. The committee members are as follows:

Name	Audit		Compensation		Nominating and Governance
Rita V. Foley	X		X
Louis A. Raspino	X		X	*
Philip R. Roth	X				X	*
Stephen A. Snider			X		X
Michael L. Underwood	X	*			X
Joseph C. Winkler III			X		X

*	Chairman.

The Audit, Compensation and Nominating and Governance Committees held 8, 9, and 4 meetings, respectively, in 2011.

The principal responsibilities and functions of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are summarized below and described in more detail in the written charters adopted by the Board, each of which may be found under the Corporate Governance portion of the Investors link on the Company’s website (www.dresser-rand.com). DRC’s Corporate Governance Guidelines also are available on the Corporate Governance portion of the Investors link on the Company’s website. In addition, any stockholder may obtain a print copy of these charters or DRC’s Corporate Governance Guidelines by contacting our Corporate Secretary.

Audit Committee

The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee currently consists of Michael L. Underwood, who serves as Chairman, Rita V. Foley, Louis A. Raspino and Philip R. Roth. The Board has determined that each of the Audit Committee members is “financially literate,” and that Michael L. Underwood is an Audit Committee “financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee’s authorities and responsibilities include: (1) appointing, compensating, retaining, evaluating, overseeing and terminating the independent auditors; (2) pre-approving all auditing services, internal control-related services and permitted non-audit services by the independent auditors; (3) retaining independent legal, accounting and other advisors to the extent it deems necessary; (4) making regular reports to and reviewing with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, compliance with legal or regulatory requirements, performance and independence of the independent auditors, or performance of the internal audit function; (5) reviewing and reassessing the adequacy of the Committee’s charter annually and recommending any proposed changes to the Board; (6) conducting an annual performance self-evaluation; (7) preparing a report as required by the rules of the SEC to be included in the Company’s annual meeting proxy statement; and (8) taking such other actions as it deems necessary or appropriate in meeting its responsibilities. The Audit Committee operates under a written charter adopted by the Board, a copy of which may be obtained as described above.

As previously discussed, the Board has concluded that Ms. Foley and Messrs. Underwood, Raspino and Roth are “independent” as defined by the applicable SEC and NYSE standards for purposes of serving on the Audit Committee.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Philip R. Roth, who serves as Chairman, Stephen A. Snider, Michael L. Underwood and Joseph C. Winkler III. The Nominating and Governance Committee’s authorities and responsibilities include: (1) retaining, compensating and terminating search firms used to identify director candidates and legal and other advisors as the Committee deems necessary; and (2) conducting an annual performance self-evaluation and reviewing and assessing the adequacy of the Committee’s charter and recommending changes to the Board. To the extent deemed necessary or appropriate, the Committee will: (i) develop, recommend and review annually the Company’s Corporate Governance Guidelines; (ii) establish criteria for the selection of new directors to serve on the Board, including any policies regarding the consideration of director candidates recommended by stockholders; (iii) identify, screen and recommend to the Board the nominees to be proposed by the Company at the annual meeting of stockholders, or fill vacancies on the Board, based on an assessment of each nominee’s particular experience, qualifications, attributes or skills and potential to contribute to diversity, and recommend changes in the size of the Board; (iv) assess the independence of the directors, assess the financial literacy of each Audit Committee member, and review the experience of the Audit Committee members in light of the attributes of an “audit committee financial expert,” and in each case make a recommendation to the Board; (v) review the material facts of all “Interested Transactions” that require the Committee’s approval under the Company’s Related Party Transaction Policies and Procedures and determine whether to approve such transactions; (vi) review and evaluate the leadership structure of the Board; (vii) review the Board committee structure and composition and recommend to the Board directors to serve as members of each committee; (viii) oversee the annual evaluation of management, the Board, the directors, and Board committees; (ix) establish criteria for and lead the annual performance self-evaluation of the Board and monitor annual committee performance self-evaluations; (x) establish director policies and guidelines for retirement and stock ownership; (xi) oversee director orientation and continuing education; (xii) review whether continued Board or committee participation is appropriate in light of employment changes and/or service on additional boards of other companies; and (xiii) establish the compensation and benefits of directors and Board committee members.

The Nominating and Governance Committee operates under a written charter adopted by the Board, a copy of which may be obtained as described above. As discussed above, the Board has made an affirmative determination that Messrs. Roth, Snider, Underwood and Winkler are independent.

Prospective director nominees are identified through the contacts of the directors or members of senior management, by stockholders or through reputable search firms. Once a prospective director nominee has been identified, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate based on the information provided to the Committee and the Committee’s own knowledge of the candidate, which may be supplemented by the Committee through its own inquiries. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee will evaluate director nominees, including nominees that are submitted to DRC by a stockholder, taking into consideration certain criteria, including the candidate’s industry knowledge and experience, wisdom, integrity, actual or potential conflicts of interest, skills such as understanding of finance and marketing, and educational and professional background. The Committee will also assess the candidate’s qualifications as an independent director under the current independence standards of the NYSE. In addition, the Committee will consider the prospective candidate in light of the current composition of the Board and the collective Board members’ skills, expertise, industry and regulatory knowledge, and diversity of perspectives. The candidate must also have time available to devote to Board activities and the ability to work collegially and to serve the interests of all stockholders. In the case of candidates recommended by stockholders, the Committee will also consider the capability of the candidate to discharge his or her fiduciary obligations to all stockholders. As necessary, DRC may engage the services of a third party for a fee to identify and evaluate prospective nominees.

In determining whether to recommend a director for re-election, the Nominating and Governance Committee considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board.

The Nominating and Governance Committee will consider recommendations for candidates for the Board of Directors received from its stockholders. Any stockholder wishing to recommend a candidate for consideration by the Nominating and Governance Committee should submit the recommendation in writing to the Nominating and Governance Committee, care of the Company’s Corporate Secretary and must include: (i) the name of the stockholder making the recommendation; (ii) the recommended candidate’s name and a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service; (iii) a summary of the recommended candidate’s qualifications for membership on the Board; (iv) the number of shares of the Company’s common stock owned beneficially or of record by both the stockholder making the recommendation and the recommended candidate; and (v) a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve if elected. The Nominating and Governance Committee may request additional information from the stockholder making the recommendation and/or the recommended candidate. The Nominating and Governance Committee will evaluate candidates recommended by stockholders using the same process and criteria that are used in evaluating candidates through the normal process of the Nominating and Governance Committee, with the additional consideration described above.

In accordance with DRC’s Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at an Annual Meeting may nominate persons for election as directors. For the currently planned 2013 Annual Meeting, a stockholder may nominate persons for election as directors only if the Secretary of DRC receives written notice of any such nominations no earlier than January 8, 2013, and no later than February 7, 2013. Any stockholder notice of intention to nominate a director shall include all of the information required by DRC Bylaws, including:

•	the name and address of the stockholder (and the beneficial owner on whose behalf the nomination is made, if any);

•

the class and number of shares of DRC that are beneficially owned by the stockholder (and any such beneficial owner), as of the dates and along with the additional related information set forth in the DRC bylaws;

•	the name of the person nominated by the stockholder;

•

all other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC or otherwise required by Regulation 14A of the Exchange Act;

•	the written consent of the nominee to being named in the proxy statement and to serve as a director if elected; and

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination.

Compensation Committee

Our Compensation Committee currently consists of Louis A. Raspino, who serves as Chairman, Rita V. Foley, Stephen A. Snider and Joseph C. Winkler III. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to DRC’s and its subsidiaries’ compensation programs, including those programs providing for the compensation of key employees and executives. The Compensation Committee’s authorities and responsibilities include: (1) annually reviewing and assessing the adequacy of the Committee’s charter in light of developments in compensation practices, related governance standards and applicable legislation and regulations, and recommending changes to the Board; (2) forming and delegating specific responsibilities on a project or issue basis to a sub-committee or other authorized individual; (3) conducting an annual performance self-evaluation; (4) selecting, retaining, and terminating an independent compensation consulting firm to assist in the evaluation of executive officer compensation; (5) establishing and reviewing, periodically, the overall compensation philosophy of the Company; (6) recommending for approval by the independent directors of the full Board the goals and objectives relevant to CEO compensation, including annual performance objectives, and the CEO’s compensation; (7) for other executive officers, reviewing the goals and objectives relevant to their compensation programs and the relative benchmarks and benchmarking process used to establish the awards and reviewing and approving the CEO’s annual recommendations for their compensation; (8) preparing and providing the Compensation Committee report on executive compensation in the annual proxy statement and reviewing and participating in the development of the narratives and tables to be included in the Compensation Discussion and Analysis in the annual proxy statement; (9) reviewing and discussing with management the proxy disclosures relating to, considering whether to adjust any executive compensation practices in light of, and reviewing and recommending to the Board the frequency of, the stockholder advisory vote on executive compensation; (10) reviewing, at least annually, the Company’s compensation policies and practices of compensating its employees, including non-executive officers, as they relate to the Company’s risk management practices and risk-taking initiatives, and determining whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company; (11) reviewing, at least annually, management’s recommendations for the Company’s annual incentive plan, its competitiveness and financial implications of funding and payouts, including associated award criteria; (12) reviewing and approving aggregate annual incentive plan payments and individual incentive payments to the executive officers other than the CEO; (13) reviewing and approving all executive perquisite programs, if any; (14) monitoring and approving the Company’s long-term incentive programs; (15) reviewing and approving all employment and compensation agreements and contracts for executive officers; (16) reviewing and approving change-in-control protection offered by the Company to its employees; and (17) providing recommendations to the Board on such programs that are subject to Board approval. The Compensation Committee has adopted a written charter, a copy of which may be obtained as described above.

More information describing the Committee’s processes and procedures for considering and determining executive compensation, including the role of consultants in determining or recommending the amount or form of director and executive compensation is included in the Compensation Discussion and Analysis.

As discussed above, the Board, as recommended by the Nominating and Governance Committee, has concluded that Ms. Foley and Messrs. Raspino, Snider and Winkler are “independent” as defined by the applicable SEC and NYSE standards.

Potential Conflicts of Interest of Compensation Consultants

The Compensation Committee retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), from November 2008 through August 2011, as its outside expert compensation consulting firm (the “Advisor”) to assist the Compensation Committee with its responsibilities related to the Company’s executive and independent director compensation programs. The Committee decided in August 2011 to review its compensation consultant arrangement and invite proposals from other firms. Following consideration of four firms, in September 2011 the Committee engaged Frederick W. Cook & Co. Inc. (“FWC”) as its Advisor.

Mercer provided analysis/perspectives to the Board or the Compensation Committee on the following items related to Dresser-Rand’s 2011 executive compensation programs: dilution and overhang levels vs. peers, analysis of stockholder value transfer vs. peers, change in control severance analysis, perspectives and details on performance-based equity programs, typical long-term incentive vehicle prevalence and weighting, peer group evaluation, updates on regulatory environment, analysis of equity-related retirement provisions, incentive plan analysis, review of incentive compensation targets and payouts over the past three years, and review of executive compensation. Following its engagement as the Advisor, FWC provided advice with respect to the Committee’s decision to make Annual Incentive Payments in the form of restricted stock units instead of cash, as discussed further under “Executive Compensation — Compensation Discussion and Analysis — How We Generally Make Compensation Decisions” below.

Management recommended and the Compensation Committee approved the engagement with Mercer and its MMC affiliates to provide other services unrelated to executive compensation, which were approved by the

Committee. Mercer and its MMC affiliates had provided these types of services to the Company prior to the Committee’s selection of Mercer as its independent consultant. The fees billed for these other services were primarily to purchase a variety of U.S. and international compensation surveys, U.S. insurance premium administration services and benefits brokerage services in Norway and Malaysia. FWC did not provide any services during 2011 other than those relating to the Company’s executive compensation programs.

Although the Company retained Mercer and its MMC affiliates for other services during the period in which Mercer was engaged as its Advisor, the Compensation Committee is confident that the advice it received from Mercer was objective and was not influenced by Mercer’s or its affiliates’ relationships with the Company because of the following procedures that Mercer and the Compensation Committee had established.

•	Mercer’s procedures:

•	Mercer received no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	Mercer was not responsible for selling other Mercer or affiliate services to the Company; and

•

Mercer’s professional standards prohibited the individual consultant from considering any other relationships Mercer or any of its affiliates may have had with the Company in rendering his or her advice and recommendations.

•	Compensation Committee’s procedures:

•	The Committee has the sole authority to retain and terminate the executive compensation consultant;

•	The Advisor has direct access to the Committee without management intervention;

•	The Committee evaluates the quality and objectivity of the services provided by the Advisor each year and determines whether to continue to retain the Advisor; and

•	The Committee has established protocols governing if and when the Advisor’s advice and recommendations may be shared with management, which protocols are included in the Advisor’s engagement letter.

These procedures promoted the Compensation Committee’s ability to receive objective advice from Mercer so that the Committee could make independent decisions about executive pay at the Company. The Committee had also directed that the Company was not to engage Mercer for any consulting compensation advice other than that which was provided to the Committee to facilitate decisions regarding executive compensation. The Committee is also confident that the advice it received from FWC was objective given the Committee’s procedures described above and in light of the fact that FWC’s services are limited to compensation consulting.

Diversity

The Company believes that a diverse board has benefits that can enhance the performance of the Company. The Nominating and Governance Committee charter provides that the Nominating and Governance Committee is responsible for establishing criteria for the selection of new directors to serve on the Board, including any policies regarding the consideration of director candidates recommended by stockholders. The charter provides that the Committee will identify, screen and recommend nominees to the Board based on an assessment of each nominee’s particular experience, qualifications, attributes or skills and potential to contribute to diversity. As described above, the Committee reviews and assesses its performance and the adequacy of its charter annually. The Corporate Governance Guidelines emphasize that, as noted above, collectively Board members will bring to the Company a broad range of complementary and diverse skills, expertise, industry and regulatory knowledge, and diversity of perspectives in order to build a capable, responsive, and effective Board.

Mandatory Retirement Age

The Board of Directors adopted a policy that no director shall be nominated for election or re-election to the Board after reaching the age of 72.

Board Resignation

The Board of Directors adopted a policy that, prior to any change of a director’s employment during his or her tenure as a director, that director shall offer to tender his or her resignation for consideration by the Board of Directors. After proper evaluation, the Board shall advise the director of its decision whether to accept or reject the offer.

Succession Planning

The Board plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chief Executive Officer annually provides the Board with an assessment of senior managers and of their potential to succeed him. He also provides the Board with an assessment of persons considered potential successors to certain senior management positions. The Board meets annually to evaluate such succession and to oversee the Company’s management development process. Also, during 2009, the Nominating and Governance Committee adopted a procedure to facilitate communication and outline a process in the event our Chief Executive Officer is unable to perform his duties due to unforeseen circumstances.

Risk Management Oversight and Board Leadership Structure

Our full Board oversees our executive officers’ identification and management of risks of the Company, with the Audit, Compensation, and Nominating and Governance Committees overseeing risks in accordance with each Committee’s charter. The Board’s oversight is fostered by the leadership structure of the Board, as the Chairman of the Board and each Committee chairperson are independent directors.

Mr. Macaulay has served as our Chairman of the Board since October 2004, including during the period in which an affiliate of First Reserve Corporation, the company for which he also serves as Chairman, Chief Executive Officer and a Managing Director, had a controlling interest in the Company. Correspondingly, Mr. Volpe has served as President and Chief Executive Officer since October 2004 and, prior to that, in various capacities within Dresser-Rand since 1981.

These roles have been split historically based on the talents, experience and contributions that each of the two leaders provides to the organization and based on the Board’s then and current opinion that the separate contributions are of value to the Company.

The Board sets an appropriate “tone at the top” with a commitment to maximizing stockholder returns while maintaining the highest standards of business ethics, governance and integrity. The Board reviews and provides guidance to our management in developing our long range plans and annual operating plans as well as individual objectives of our executive officers. The Board has promoted the formation of our Enterprise Risk Council, chaired by the Chief Executive Officer and facilitated by the Director of Global Risk Management. The Council’s membership is comprised of senior managers from across all functions of the Company. In concert with the Company’s annual assessment of its strengths, weaknesses, opportunities and threats, the long range plan and the annual operating plan, the Council identifies and assesses the Company’s risks, including strategic, operational, financial reporting and compliance risks. The Council is responsible for mitigating such risks and monitoring the Company’s progress. Its findings are communicated to the Board quarterly.

Risk Assessment of Compensation Programs

The Charter of the Compensation Committee requires it to review, at least annually, the Company’s policies and practices of compensating its employees, including non-executive officers, as they relate to the Company’s risk management practices and risk-taking initiatives and to determine whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Committee successfully completed this review on March 9, 2012. During this review, the Committee concluded that any risks arising from the Company’s compensation policies and practices for its employees were not reasonably likely to have a material adverse effect on the Company.

Code of Conduct

DRC has a Code of Conduct that applies to all employees, executive officers and directors of DRC. The Code of Conduct is posted on DRC’s website, www.dresser-rand.com, and is available in print upon written request by any stockholder at no cost. The request should be submitted to DRC, c/o Mark F. Mai, West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042. Any waiver of any provision of the Code of Conduct granted to an executive officer or director may only be made by the Board or a Committee of the Board authorized to do so and will be promptly disclosed on DRC’s website at www.dresser-rand.com or in a report on Form 8-K.

Prohibitions on Hedging and Other Derivative Transactions

Under our insider trading policy, directors and officers subject to the reporting requirements of Section 16 of the Exchange Act are required to clear in advance all transactions in our securities with DRC’s General Counsel. Further, no director, officer or other employee of DRC is permitted to engage in “short sales” or any transactions involving puts, calls or other options on our securities, other than options granted by the Company. These provisions are part of our overall program to prevent any of our directors, officers or employees from trading based on material non-public information.

Merger/Business Combinations

The Company does not require a super-majority vote to approve mergers/business combinations pursuant to the Company’s Amended and Restated Bylaws.

Communications with the Board

Stockholders and other parties may communicate with one or more members of the Board, the Chairman of the Board, or the non-management Directors as a group by the following means:

E-Mail:	mmai@dresser-rand.com
Mail:	Board of Directors
Attn:	Corporate Secretary
West8 Tower, Suite 1000
10205 Westheimer Road
Houston, TX 77042

Stockholders and other parties should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Stockholder and other party communications will be promptly forwarded by the Secretary of DRC to the specified Director addressee. Communications addressed to the full Board of Directors or the group of non-management directors will be forwarded by the Secretary of DRC to the Chairman of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee.

EXECUTIVE OFFICERS

The following table sets forth the name, position and age (as of March 14, 2012) of each of our current executive officers:

Name	Age	Office or Position Held
Vincent R. Volpe Jr.	54	President and Chief Executive Officer
Mark E. Baldwin	58	Executive Vice President and Chief Financial Officer
Raymond L. Carney Jr.	44	Vice President, Controller and Chief Accounting Officer
Nicoletta Giadrossi	45	Vice President and General Manager, Europe, Middle East and Africa
Mark F. Mai	51	Vice President, General Counsel and Secretary
Luciano Mozzato	54	Executive Vice President, Services Worldwide
Gustavo Nechar	45	Vice President, Human Resources
Jesus Pacheco	54	Executive Vice President, New Equipment Worldwide
Christopher Rossi	47	Vice President, Technology and Business Development
Jerome T. Walker	48	Vice President and General Manager, Americas and Asia Pacific

Vincent R. Volpe Jr. is our President and Chief Executive Officer and has served as a member of our Board of Directors since October 2004. Mr. Volpe has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products in Olean, New York; Executive Vice President European Operations in Le Havre, France; and President Dresser-Rand Europe in London, U.K. In January 1997, Mr. Volpe became President of Dresser-Rand Company’s Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser-Rand Company in September 2000. He has served as an independent director of FMC Corporation since 2007. Mr. Volpe earned a B.S. in Mechanical Engineering and a B.A. in German literature, both from Lehigh University.

Mark E. Baldwin has been our Executive Vice President and Chief Financial Officer since August 2007. Prior to joining the Company, he served as the Executive Vice President, Chief Financial Officer, and Treasurer of Veritas DGC Inc., a public energy service company from August 2004 until February 2007. From April 2003 to July 2004 he was an Operating Partner at First Reserve Corporation. Mr. Baldwin served as the Executive Vice President and Chief Financial Officer for NexitraOne, LLC, a voice and data products distribution company, from October 2001 to August 2002. Other previous experience includes four years as Chairman and Chief Executive Officer for Pentacon Inc. and 17 years with Keystone International Inc. in a variety of finance and operations positions, including Treasurer, Chief Financial Officer, and President of the Industrial Valves and Controls Group. On May 23, 2002, thirteen months after Mr. Baldwin’s departure from Pentacon, Pentacon and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas. In its last Form 10-Q filed on August 14, 2002, Pentacon cited the downturn in its business, a substantial portion of which involved sales to the aerospace industry, since the September 11, 2001 terrorist attacks in New York and Washington D.C., combined with the decrease in credit availability as reasons for it seeking the protection of the federal bankruptcy laws. Mr. Baldwin served as an independent director of Seahawk Drilling, Inc. from August 2009 to February 2011. On February 11, 2011, Seahawk announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits in the U.S. Gulf of Mexico following the Macondo well blowout and other factors. Mr. Baldwin has a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

Raymond L. Carney Jr. joined Dresser-Rand in August 2008 as Corporate Controller and was elected to the position of Vice President, Controller and Chief Accounting Officer in November 2008. Prior to joining the Company, Mr. Carney worked for Alcoa, Inc., an aluminum producer, between 2002 to 2008, where he was Group Controller from 2006 to 2008 for a $10 billion global division and headquartered in New York City and previously served as Manager of Financial Transactions and Policy. Prior to his time with Alcoa, he spent 13 years with Ernst & Young, a big four public accounting firm, in their Pittsburgh office serving a variety of clients including several that were publicly owned. Mr. Carney is a Certified Public Accountant (CPA) with a BS from Penn State University.

Nicoletta Giadrossi has been our Vice President and General Manager, Europe, Middle East and Africa since January 2009. In this leadership position, Ms. Giadrossi is responsible for our production operations in France, United Kingdom, Germany and Norway and for all new equipment and aftermarket sales and support operations serving Eastern and Western Europe, Scandinavia, Middle East, Africa, and Russia. Prior to joining the Company, she restructured and managed the divestiture of her family’s textile and real estate businesses in France between 2006 and 2008. From 2005 until 2006, she served as an operating partner of LBO France, a niche French private equity firm. Before that she held several leadership roles in General Electric between 1995 and 2005, the most recent one being General Manager, Downstream division. Within General Electric, Ms. Giadrossi also oversaw several business units in the GE Equipment Management division, as a Chief Operating Officer for GE European Equipment Management, and as General Manager for GE Fleet Services, Italy. Ms. Giadrossi also had experience in strategic management consulting with the Boston Consulting Group early in her career. Ms. Giadrossi earned a Bachelor Degree in Mathematics and Economics from Yale University, and a Master of Business Administration from Harvard Business School.

Mark F. Mai has been our Vice President, General Counsel and Secretary since October 2007 and acted as our Vice President, Human Resources from October 2010 to June 2011. Prior to October 2007, Mr. Mai held various positions at Cooper Industries, an international manufacturing company, between 1991 and 2000 and between 2003 and 2007. As Cooper’s Associate General Counsel, Corporate, from 2003 until 2007, Mr. Mai led a team that handled the legal needs of Cooper’s business operations and its mergers and acquisitions. As Cooper’s Associate General Counsel, Litigation from 1999 to 2000, he managed Cooper’s global litigation issues. From 2000 to 2003, Mr. Mai was a partner at the law firm of Thompson & Knight LLP, heading up the Corporate and Securities practice for its Austin, Texas office. He began his professional career in 1986 as an associate of Baker, Brown, Sharman & Parker, which later merged into Thompson & Knight LLP. Mr. Mai earned a B.B.A. with a concentration in finance from the University of Notre Dame and a J.D. from the University of Texas.

Luciano Mozzato has been our Executive Vice President, Services Worldwide, responsible for all Product Services including Field Operations since January 2009. Mr. Mozzato has held a variety of leadership positions in sales, operations, and the aftermarket business within United Technology’s Otis Elevator division, the world’s largest company in the manufacture, installation and service of elevators, escalators and moving walkways, including from 2004 until 2008 as Vice President and General Manager of their Latin America business and Vice President and General Manager of their Italian subsidiary. In addition, Mr. Mozzato served as the Vice President of Global Supply Chain and Logistics Worldwide from 2000 until 2004. Prior to that he served in United Technology’s Italian subsidiary as Product Director, Director of Engineering, and Field Service Manager. He started his career as a mechanic and earned a diploma in electronic engineering from the ITI Institute in Italy. Mr. Mozzato also holds a Bachelor of Science in Mechanical Engineering from Hartford University in the U.S.

Gustavo Nechar has been our Vice President of Human Resources since June 2011. In this leadership position, Mr. Nechar has principal responsibility for the human resources function and related administrative functions of the Company and its affiliates throughout the world. From April 2009 until joining the Company,

Mr. Nechar served as the Manufacturing & Logistics Global HR Leader of WABCO Vehicle Control Systems, a provider of electronic, mechanical and mechatronic products for commercial truck, trailer, bus and passenger car manufacturers. Prior to joining WABCO, he spent 11 years with Valeo, Inc., a French company focused on the design, production and sale of components, integrated systems and modules for the automotive industry, where he held a variety of roles of progressive responsibility within the human resources function, including as the Branch Human Resources Director of Valeo Interior Controls (from September 2008 through March 2009) and Valeo Service (from December 2005 through August 2008). Mr. Nechar earned a BA from Faculdades Metropolitanas Unidas in Sao Paolo, Brazil and has broad international experience in performance and talent management, compensation and training. He has been responsible for human resources programs in over 15 countries and is fluent in English, French, Portuguese and Spanish.

Jesus M. Pacheco was appointed Executive Vice President, New Equipment Worldwide in June 2007. He is responsible for all company new equipment sales and client services worldwide. Mr. Pacheco has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1990. He has held various leadership positions in Application Engineering, Extended Scope and Marketing for Dresser-Rand Company, including responsibilities as Regional Director for the former Soviet Union, based in London, UK, and Marketing Manager for the European Served Area (Europe, Africa and the Middle East) based at our manufacturing facility in Le Havre, France. From January 1999 to August 2000, Mr. Pacheco served as Vice President, Client Services for the Latin America Region. He assumed Client Services responsibilities for the Americas Region in August 2000, expanding them to include the European Served Area in July 2006. Mr. Pacheco has over 29 years of experience in the global energy industry, including 8 years with a major oil and gas operator in Venezuela, working with compressors, turbines and compression facilities for process, oil and gas applications. Mr. Pacheco earned a BSE in Mechanical Engineering and a BS in Economics from the University of Michigan at Ann Arbor.

Christopher Rossi has served as our Vice President, Technology and Business Development since January 2009. Mr. Rossi has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1987. He has held various leadership positions within Dresser-Rand in the areas of Engineering, Production, Materials Management, and Supply Chain Management. From February 2007 until December 2008, Mr. Rossi was our Executive Vice President, Product Services. In that role, he had worldwide responsibility for sales of our aftermarket parts and services business. Prior to that, he had been our Vice President and General Manager, North American Operations since October 2003, and was responsible for all U.S. plants, and worldwide development engineering. Mr. Rossi served as Vice President and General Manager Painted Post Operation from February 2001 to October 2003 and as Vice President, Supply Chain Management Worldwide from March 1998 to January 2001. Mr. Rossi earned a B.S.M.E. from Virginia Tech and an M.B.A. in Corporate Finance and Operations Management from the University of Rochester’s Simon School of Business.

Jerome T. Walker has been our Vice President and General Manager, Americas and Asia Pacific since January 2009. He served as General Manager, Olean from September until December 2008. Prior to joining Dresser-Rand, Mr. Walker held various senior leadership roles at Honeywell International, a diversified technology and manufacturing company, between 1993 and 2008. His most recent position was Vice President of Global Operations from 2005 to 2008 where he led all aspects of Manufacturing, Supply Chain and Project Operations for Honeywell’s global industrial automation and control business. Prior to that, he led Honeywell’s Europe, Middle East and Africa industrial business unit for three years as Vice President and General Manager, based in Brussels, Belgium. He also served as Vice President of Sales, Vice President of Business Development and Director of Marketing at Honeywell. He started his career in operations at the BP (formerly Amoco) Whiting Refinery outside Chicago and also worked in Product Marketing at Emerson Electric. Mr. Walker has a BS in Chemical Engineering from The University of Notre Dame and an MBA from Northwestern University Kellogg Graduate School of Management.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We believe executive compensation has a direct impact on the Company’s business performance, and therefore on stockholder value. Our goal is to design and implement an executive compensation program that attracts and retains talented executive officers and which aligns their interest with that of the Company’s stockholders over the long term. We also believe an effective program should reinforce the Company’s corporate objectives in simple and easy to understand ways and be flexible enough to remain effective in each of the global employment markets in which the Company operates. To that end, the Compensation Committee, which we refer to as the “Committee,” working with the Company’s human resources compensation team and outside advisors, has designed a program to:

•	align management’s financial interest with stockholders;

•	promote consistent and long-term growth;

•	attract and retain talented executive officers;

•	reward individuals for overall Company, functional and business unit results; and

•	recognize individual responsibility, leadership, teamwork, performance, potential, skills, knowledge and impact.

In this section, we discuss and analyze compensation policies and decisions with respect to the material elements of compensation for each of the Company’s named executive officers (“NEOs”) in 2011 in light of our goals and objectives. For 2011 these NEOs were as follows:

•	Vincent R. Volpe Jr., President and Chief Executive Officer

•	Mark E. Baldwin, Executive Vice President and Chief Financial Officer

•	Mark F. Mai, Vice President, General Counsel and Secretary

•	Christopher Rossi, Vice President, Technology and Business Development

•	Jesus M. Pacheco, Executive Vice President, New Equipment Worldwide

Summary of Compensation Philosophy, Practices and 2011 Decisions

In order to support the guiding principles outlined above, the Company’s executive compensation program has been designed as follows:

•

Basing a significant portion of the compensation of executives on performance of the Company and the executive’s functional or business unit; for the CEO and CFO, at least 75% of their total direct compensation is variable and tied to performance, retention or a combination of both. Total direct compensation is defined as base salary, target annual incentive and target long-term incentive. For the remaining NEOs, at least 60% of their total direct compensation is variable;

•

Promoting and rewarding actions that balance short-term strategies with long-term growth and stability through using a variety of financial and non-financial metrics (e.g., operating income, net working capital as a % of sales, total shareholder return, safety);

•	Including recoupment features, which serve to support good corporate governance, in the Company’s incentive programs; and

•	Requiring NEOs to own a substantial amount of Company stock.

Over the last few years, the Company has made changes to its executive compensation program to continue to strengthen pay-for-performance and alignment with shareholder interests. In 2011, believing that its overall program continued to support these two major principles, and in light of the May 10, 2011, stockholder vote on executive compensation (discussed below), the Company made only slight changes to its compensation program. Provided below are key outcomes in 2011 as a result of decisions made as part of the program design — decisions that reinforced the Company’s executive compensation philosophy and strategies:

•	Company’s peer group was modified;

•	A combination of merit increases and market adjustments awarded to certain NEOs to recognize performance as well as to align with the external market;

•

Mr. Mai’s February 15, 2011, grant reflected a one-time award valued at $150,000 to compensate for his leadership of the Company’s Human Resources and Health, Safety and Environmental functions on an interim basis, in addition to his duties as Vice President, General Counsel and Secretary; Mr. Rossi received a one-time award valued at $300,000 on May 15, 2011, in recognition of his additional responsibilities associated with the acquisition and integration of Grupo Guascor;

•	As part of the Company’s Annual Incentive Program:

•	Operating Income financial objective target was changed from cumulative quarterly to an annual measurement; and

•	Payout cap for achievement of Individual Objectives was reduced from 250% to 200% of target for that measure.

•	Annual incentive payouts were lower in 2011 as compared to 2010, due to lower Operating Income plan performance as compared to the prior year, for all NEOs;

•	Annual incentive payments were made in restricted stock units (RSUs), vesting in one year, instead of cash; and

•

Performance restricted stock units (PRSUs) granted under the 2010 and 2011 programs vested at maximum levels due to total shareholder return (TSR) results of 70.4% (above the 75th percentile of the Company’s peer group) for January 1, 2010 — December 31, 2011 performance, and 23.6% (above the 75th percentile of the Company’s peer group) for January 1, 2011 — December 31, 2011 performance.

In addition, the Committee considered, and will continue to consider, the outcome of the non-binding advisory stockholder vote on executive compensation. At our annual meeting of stockholders held on May 10, 2011, approximately 94% of votes cast by stockholders approved the advisory resolution on our executive compensation, while only approximately 5% of the votes were cast against (with approximately 1% abstaining). The Committee believes that the stockholder vote strongly endorses the compensation philosophy of the Company, and thus did not make any changes to our executive compensation programs as a result of the vote. At our 2011 annual meeting of stockholders, a majority of votes were cast in favor of holding the vote on the advisory resolution on our executive compensation on an annual basis, as recommended by our Board of Directors. In light of and consistent with these voting results, we will hold future votes on the advisory resolution on our executive compensation on an annual basis until such time as the Board determines that a different frequency for such non-binding advisory votes is in the best interests of our stockholders.

The following sections provide greater detail regarding each of the program elements of executive compensation.

Program Elements

Material elements of the executive compensation program for 2011 for NEOs are listed below, together with the principal program objectives that we believe each element supports. Overall, the program elements added together are generally targeted between the 50th and 75th percentile of survey or peer group data (as applicable), consistent with the Company’s position relative to its peer group primarily in terms of revenue and market capitalization, based on the Company’s performance and the executive’s individual responsibility, leadership, teamwork, performance, potential, skills, knowledge and impact.

Program Element	Purpose	Key Features
Base Salary	• foundation for a market competitive package to attract and retain key talent • recognizes individual responsibility, leadership, teamwork, performance, potential, skills, knowledge and impact	• targeted at the 50th percentile but could be set generally within the range between the 25th and 75th percentile based on the factors noted above
Annual Incentive Program	• rewards individuals for Company, functional, business unit and individual performance • reinforces goals and strategic initiatives of the Company

• targeted between the 50th and 75th percentile

• 80% of award potential is tied to financial objectives at the overall Company and/or functional/ business unit levels

• 20% of award potential is tied to achievement of Individual Objectives, based on key goals that the executive can significantly influence

Long-Term Equity Incentive Program	• aligns leadership’s financial interests with stockholders	• targeted between the 50th and 75th percentile
	• facilitates achievement of stock ownership guidelines • significantly weighted to promote performance	• comprised of 30% stock options, 30% performance-based restricted stock units, and 40% time-based restricted stock units
Retirement and Severance Benefits	• necessary to attract and retain key talent	• retirement-related benefits designed to be market-competitive and comprised of qualified and non-qualified programs • severance-related benefits designed to be market-competitive
Perquisites	• used in connection with programs outside the U.S. where it may be necessary to attract and retain key talent	• market-competitive and consistent with the International Assignment Guidelines (the “Guidelines”), generally made available to employees on international assignment

While each of the NEOs receives healthcare and other benefits available to employees generally, we do not consider these to be a material part of annual compensation decisions for these officers.

How We Generally Make Compensation Decisions

The Company’s compensation goals and objectives drive our decision-making process. Decisions about individual levels of each compensation element begin with a thorough review of relevant market data. The market data provides the broadly defined boundaries which we take into account in making specific awards. The Committee evaluates numerous factors before arriving at each specific determination. The use of market data coupled with an effort to individualize decisions for each executive reflects a philosophy of providing market competitive compensation, while at the same time rewarding individual responsibility, leadership, teamwork, performance, potential, skills, knowledge and impact on the Company.

In order to ensure objectivity in reviewing and analyzing market data and trends, the Committee engages an outside expert compensation consulting firm (the “Advisor”). From November 2008 through August 2011, the Committee engaged Mercer (U.S.), Inc. (“Mercer”) as its Advisor to provide input on competitive compensation practices and advice on related matters. The Committee decided in August 2011, to review its compensation consultant arrangement and invite proposals from other firms. Following consideration of four firms, in September 2011, the Committee engaged Frederic W. Cook & Co., Inc. (“FWC”) as its Advisor, and a lead consultant from FWC participated in each Committee meeting held between September and December 2011. Given the timing of the engagement of FWC, most of the Committee’s executive compensation decisions with respect to 2011 were made following receipt of advice and counsel from Mercer, with the exception of the Committee’s decision to make Annual Incentive Payments in the form of RSUs instead of cash, for which FWC provided advice.

•	First Step — Defining the Range with Market Data

Because we believe market data should play a fundamental role in informing our decisions about program design, compensation and performance targets, and individual awards, the Committee instructs its Advisor to conduct an annual market review of the value of the Company’s compensation program to its NEO positions and other top leadership positions to assess whether we are providing competitive compensation to the executives. Market data provides the basis for establishing targeted compensation levels for each of the NEOs’ positions. However, when determining the actual compensation level for each NEO, his or her individual responsibility, leadership, teamwork, performance, potential, skills, knowledge and impact are considered (with no particular goals or weighting assigned to these items).

•	Selection of Market Data

We consider two types of market data: peer group data and broader based survey data. In 2011, we utilized peer group data as the sole basis for determining market competitive compensation levels for the CEO and CFO positions because we believe there was significant comparability in terms of position and responsibility with the corresponding positions at the peer companies. However, we used broad based survey data for the remaining named executives to ensure an appropriate match between position and responsibility for these officers.

Peer Group Data.    Peer group data from publicly available proxy statements is collected. Based on data collected by the Advisor and the management team, the Committee determines which group of companies comprises the peer group based upon similarities in:

•	annual revenue;

•	business cycles;

•	types of investment risk;

•	product offerings and customer base; and

•	capitalization.

In the fourth quarter of 2010, with input from its Advisor, the Committee reviewed the peer group with the objective of ensuring continued alignment between the attributes of the peer group companies with the Company’s stated objectives and made some changes to the group for 2011. Because BJ Services Company and NATCO Group, Inc. had been recently acquired, they were removed from the peer group. In order to maintain a peer group of 15-20 companies, the Committee added Bucyrus, Joy Global and Kennametal, all of which were similar in terms of revenues, market value, and/or business model. We believe that this group represented the types of companies with which Dresser-Rand competed for executive talent. At the time of the peer group review, the Company’s annual revenues and overall market capitalization value were between the 50th and 75th percentiles, in comparison to its peer group, as illustrated below:

	Annual Revenues*		Market Capitalization Value*
	50th	75th	50th	75th
Peer Group	$1,822	$2,716	$2,374	$5,012
Dresser-Rand	$2,290		$3,022

*	In millions; Market Capitalization Value as of 10-06-2010 as part of executive compensation market review in the November 2010 Committee meeting

For 2011, the list of 17 peer companies consisted of:

Bucyrus International	Global Industries	Oil States International, Inc.
Cameron International Corporation	Helix Energy Solutions Group, Inc.	RPC, Inc.
Exterran Holdings, Inc.	IDEX Corporation	Superior Energy Services, Inc.
Flowserve Corporation	Joy Global, Inc.	TETRA Technologies, Inc.
FMC Technologies, Inc.	Kennametal, Inc.	Wilbros Group, Inc.
Gardner Denver, Inc.	Oceaneering International, Inc.

Survey Data.    The Advisor has an extensive database of executive compensation data that it regularly collects and surveys from a broad range of public and private companies. In connection with our analysis of the compensation of our NEOs, the Advisor compiles survey data from a database of companies that would include those within our industry as well as other similar companies (e.g., manufacturing-, energy-related) that are comparably-sized based on annual revenues. Together with the Advisor, our human resources compensation team identifies key job responsibilities for each NEO and then matches the job responsibilities to comparable job descriptions contained within the Advisor’s executive compensation survey sources for positions other than CEO and CFO.

•	Use of Market Data in Decision-Making for 2011

We use market data to provide a starting point for our evaluation of compensation levels for base salary, total cash compensation (i.e., base salary plus actual annual incentives), short-term incentive targets as a percentage of base salary and long-term incentives. For each of these elements of compensation, we identify position-comparable 25th, 50th (median), and 75th percentiles. These data points help set a general range of compensation levels for the NEOs and meet our positioning objectives. For each element, the target level of compensation awarded is generally within the 50th to 75th percentile range. However, where the actual level of compensation falls in relation to these end points is a function of several subjective factors, which are discussed below. We used peer group data to determine the values for the CEO and CFO roles. For our other NEOs, however, we found position responsibilities to be significantly less comparable in the peer group and, therefore, we relied upon broad based survey data.

At least annually we compare the total compensation packages of the NEOs to market in order to proactively identify any variations that may be developing and to help ensure that the total compensation mix continues to meet our objectives. For 2011, the results of our compensation review (conducted using proxy data on peers) concluded that the mix of total compensation elements (at target) and their relative weights (see Figure 1) remain market competitive. Below is information with respect to our CEO and CFO:

Figure 1

The following charts depict peer group allocation of the targeted total compensation (“base salary, short-term incentive at target (“STI”) and long-term incentive (“LTI”) for the CEO and CFO positions. This analysis indicates that the Company’s compensation mix remains in line with current market practice.

•	Second Step — Evaluating Individual Circumstances

To determine the appropriate use of the market data, we consider several person-specific factors. The CEO subjectively evaluates whether the responsibility, leadership, teamwork, performance, potential, skills, knowledge and impact of each executive justifies special consideration in establishing the compensation awarded, and makes applicable recommendations to the Committee. The Committee considers the same factors with respect to the CEO’s compensation and makes any applicable recommendations to the independent directors of the Board.

•	Third Step — Finalizing the Decision

The independent directors of the Board evaluate the Committee’s recommendations with respect to the CEO’s compensation, including the Committee’s rationale for where particular elements fall within the market data, and for any exercise of discretion in the recommendation, and have the final authority to approve, disapprove or make changes to compensation recommendations for the CEO. For 2011, the independent directors of the Board unanimously approved all of the Committee’s recommendations for the CEO.

The Committee makes a similar judgment about the CEO’s recommendations regarding the compensation of the other NEOs. For 2011, following a discussion with the Company’s management and the Advisor during which the Committee provided feedback on the CEO’s recommendation, the Committee approved the CEO’s recommendations for the compensation of the other NEOs.

The results of our final compensation decisions for 2011 reflect the decision process described above. After taking into consideration the effect of individual circumstances for each position, 2011 base pay and annual incentive targets established in 2011 for the NEOs fell between the 50th percentile and 75th percentile of the market compensation data.

2011 Compensation Decisions

Adjusting Base Salaries

As described earlier, base salary increases for our NEOs are awarded based on a combination of factors, including market competitiveness (based on our strategy of targeting between the 50th and 75th percentiles), scope of responsibility, leadership, teamwork, performance, potential, skills, knowledge and impact. For purposes of our review of NEO base salaries for 2011, we took into consideration that, in 2010, our CEO received no base salary increase, the increases for our remaining NEOs were delayed three months, and all NEOs took a one-week salary furlough.

Effective April 2011, we increased the base salaries of our NEOs. Our CEO received a 3% merit-based salary increase, and our CFO received an 8% salary increase, which included not only a merit increase, but also a market adjustment to ensure that his base salary was competitive (at or near the median) within our peer group. In addition, Mr. Mai received a 5% merit increase, Mr. Rossi received a 6% merit increase, and Mr. Pacheco received a 9.5% increase that included a combination of merit and market adjustments.

Annual Incentive Program

In structuring the annual incentive awards for 2011, the Committee reviewed incentive target levels (expressed as a percentage of base salary) for each NEO relative to market data. After evaluating the market data for each NEO with its Advisor, the Committee determined that no adjustment to the target incentive levels for the CEO or other NEOs was warranted.

The Committee also sets the objectives of the Annual Incentive Program (“AIP”) to ensure that the program continues to align managements’ financial interests with those of stockholders, and to reward individual performance with respect to key initiatives and goals of the Company. The independent directors of the Board approved the objectives, compensation and performance targets recommended by the Committee for the CEO. All of the NEOs are eligible for an annual incentive award under the AIP.

•	Program Design

After reviewing the market data pertaining to maximum payout opportunities for the AIP, the Committee determined that the current maximum total payout opportunity of 200% of target continued to be at the median market practice. The financial performance aspect of the program, which accounted for 80% of the program’s payout potential, remained consistent with the 2010 plan.

Individual objectives account for the remaining 20% of the 2011 program’s payment potential. The CEO had three individual objectives approved by the Board and all other NEOs had four to five individual objectives.

Individual objectives are intended to be within the control of, or significantly impacted by, the individual and support specific initiatives or goals that are approved or reviewed by the independent directors of the Board or the Committee, as applicable.

The Company establishes stretch targets for its financial metrics, and in order to provide a potential opportunity for achievement of maximum plan payout of 200%, each financial incentive component is capped at 250% of target. The maximum payout that can be generated under the plan for the individual objectives is 200%.

•	Program Objectives

The Committee reviewed the financial and individual objectives for the other NEOs based on the CEO’s recommendations, and recommended to the independent directors of the Board the financial and individual objectives for the CEO. For 2011, financial objectives accounted for 80% of the award potential and were tied to financial results of operations of either the Company as a whole or a combination of overall Company and business segment results in the case of Mr. Pacheco. In reviewing the threshold, target and maximum values of each financial objective, the Committee considered the following:

•	the aggregate cost of payments under various performance scenarios (threshold, target, maximum); and

•	the analysis of the level of difficulty in achieving the program financial objectives.

Individual objectives accounted for 20% of the award potential. The Committee assessed the performance of the CEO against pre-established objectives at the end of the year and made payout recommendations to the independent directors of the Board. The Committee also reviewed the individual objectives Mr. Volpe recommended for his direct reports.

Financial Objectives.    For 2011, the Committee determined that the corporate financial measures would consist of (1) operating income and (2) average net working capital (“NWC”) as a percentage of sales. Operating income was weighted at 75% and NWC as a percentage of total consolidated sales at 25% of the financial component. To incentivize performance within his business segment, Mr. Pacheco’s plan had specific financial measures related to his business segment in addition to the corporate financial measures. For the target in Mr. Pacheco’s plan, 30% was tied to overall Company operating income and NWC allocated consistently with the corporate financial measures, 50% was tied to new equipment bookings and the associated bookings margins in the ordinary course (both of which were based on overall company performance for the new equipment business), and 20% was tied to individual objectives.

The Company defines “operating income” in the same way that it is presented in its quarterly and annual filings under U.S. Generally Accepted Accounting Principles (“GAAP”). This objective is measured annually for the Company as a whole and on a year-to-date basis each quarter for the business unit plans, with each cumulative quarterly result carrying equal weight in the calculation of the operating income component.

The Company defines NWC as the net of:

•	accounts receivable, less allowances for losses;

•	inventories, net;

•	prepaid expenses;

•	accounts payable and accruals; and

•	customer advance payments.

When calculating average NWC, NWC was summed at the end of each of the 12 calendar months and divided by 12. This result was then divided by the 2011 annual consolidated sales to determine the NWC to sales ratio.

The Committee approved these financial measures because it believes maximizing operating income and minimizing NWC as a percentage of sales are direct contributors to increasing stockholder value, consistent with the Company’s strategic objectives.

Operating Income.    For the operating income metric the threshold for payout begins at 80.1% of the performance target, the maximum being available at 115% of the performance target, with 100% payout being available for 100% of the performance target.

For 2011, the Company consolidated operating income financial objective changed from cumulative quarterly targets to an annual target. The target was established based on the Company’s Board-approved annual operating plan. The target was increased during the year as a result of the acquisition of Guascor. Achieving planned operating income was expected to require significant effort.

Figure 2

The following chart depicts the performance result relationship for the operating income financial objective for the 2011 plan. The line illustrates the higher payout levels associated with higher YTD operating income. For the operating income financial objective, the Committee varied the scale of the eligible payout over the range of potential achievements in a manner that results in incrementally larger reductions in payout below the 90% achievement, compared to the payout for performance between 90% and 100% achievement, and in incrementally larger payouts above 100%.

The corporate operating income performance targets and payout results for calculation of the 2011 Annual Incentive Program were:

Operating Income	2011
Adjusted Target Performance Level	$278.0MM
Adjusted Performance Achieved	$280.8MM *
% Performance Achieved (Adjusted Performance Achieved Divided by Target)	101.0%
% Payout Earned (as % of Target)	110.0%

*	Reflects adjustments approved by the Committee for significant, unanticipated items that impacted performance, which items were not contemplated by the Board in developing the Company’s 2011 annual operating plan, namely the war and unrest in the Middle East and North Africa ($16.2MM), and the impact of the U.S. sanctions on PDVSA ($8.9MM), both of which were outside the control of the NEOs and had a significant negative impact on performance. Without these extraordinary events, the Company would have achieved its target operating income. Adjustment was also made to offset partially the favorable impact of changes in currency exchange rates (-$1.4MM).

NWC.    The target level for NWC as a percentage of total consolidated sales for 2011 was 4%. The Company believes the level at target is considerably better than that of its peer group performance. The threshold for payout under the 2011 NWC as a percentage of total consolidated sales objective began at 6%, 100% being available for 100% of the target and the maximum being available if the result was 2.5% (see Figure 3).

The Company also believes that the target level of achievement is exemplary compared to industry norms. The Company performed exceptionally well in 2011, especially with respect to efforts to minimize the investment in net working capital. The Company’s strong focus on working capital management, including receivables, progress payments, inventories, and payables, resulted in achieving NWC as a percent of sales of -0.5% based on a 12-point average, which generated a payment of 250% of the compensation target.

Figure 3

The following chart depicts the performance result relationships for the NWC financial objective for the 2011 plan. The line illustrates the lower payout levels associated with higher NWC as a percent of sales.

The corporate NWC as a percentage of total consolidated sales performance target and payout results used for calculation of the 2011 Annual Incentive Program were:

Net Working Capital	Calculation Results
AIP Target:	4.0%
Actual Results:	-0.5%
NWC (12-Point Average)	$(11.97)MM
Annual Total Consolidated Sales	$2,311.55MM
% Payout Earned (as % of Target)	250%

In the second quarter of 2011, the Committee requested that its Advisor conduct a study to evaluate the Company’s 2008-2010 financial performance compared to its peers and to assess whether actual annual incentive payments have been disproportionate given relative financial performance, and in relation to the decision to have each annual incentive metric earn up to 250% of target (although total payment is capped at 200%) beginning in 2008. The Committee’s Advisor collected and analyzed data from peer company proxy statements, including both target and actual incentive payment data for CEOs and the next four highest paid NEOs (including the CFO). The Advisor’s analysis indicated that when comparing actual payout amounts as a percentage of the target incentive, the actual payout amounts for the NEOs were slightly lower than what would be expected based on the Company’s financial performance when compared to its peers over this three-year period. The CEO’s bonus payouts, however, were on par with what would be expected based on the relative financial comparison over the three-year period.

2011 Individual Objectives.    For 2011, the Committee reviewed four to five individual objectives for each NEO, other than the CEO. The CEO’s objectives were categorized into three primary categories of performance but included six key goals, all of which supported the Company’s 2011 operating plan and were aligned with the Company’s long-range plan. The independent directors of the Board determined that the CEO would have three individual objectives. These objectives:

•	were established at the beginning of the performance period, although they may be impacted by changes in circumstances;

•	were qualitative or quantitative in nature; and

•	were weighted differently depending upon the level of challenge and impact of the objective and other factors associated with achieving each particular objective.

Consistent with the goal of recognizing individual responsibility, leadership, teamwork, performance, potential, skills, knowledge and impact, the CEO submitted to the Committee his recommendations for individual objectives (and their associated weightings) for each of the NEOs, including himself. These individual objectives reinforced the Company’s strategic objectives. The specific performance criteria were customized for each NEO in order to maximize achievement of the Company’s objectives.

In 2011 the individual objectives for the NEOs included:

	Strategic Initiatives & Financial Objectives (tied to 5-year plan)	Operational Performance/ Execution & Process Improvement	Governance, Compliance, Risk Management & Safety	Leadership & Talent Management

	• Continued growth through acquisition and organic means • Strategic financial objectives • Research and development initiatives	• Operational efficiencies and business unit performance • Administrative process improvement	• Continued focus on compliance programs • Improvements in safety performance • Enterprise risk management	• Talent acquisition, management, development • Key talent retention and succession planning
Mr. Volpe	X	X	X	X
Mr. Baldwin	X	X	X	X
Mr. Mai	X	X	X	X
Mr. Rossi	X	X	X
Mr. Pacheco	X	X	X

In early 2012, the CEO evaluated the performance of the other NEOs for these objectives using various qualitative and quantitative criteria for each, with a view to determining an overall achievement rating for the individual objectives. In setting the overall achievement rating, the CEO also considered each executive’s own self assessment of achievement, as well as his assessment of the difficulty the executive faced in achieving his objectives, including unforeseen factors that arose after the objectives were established. The Committee conducted a similar assessment with respect to the CEO’s performance toward his individual objectives, including reviewing the CEO’s self-assessment.

No single individual objective for a NEO was weighted at more than 10% of the total target incentive payout. Guidance for payout percentages for the individual objective component of the annual incentive calculation is based on performance achieved for each individual objective and the difficulty of achieving that objective. In assessing the level of difficulty, the CEO and/or the Committee considered the obstacles that each NEO faced in meeting his individual objectives, which may have been different (i.e., easier or harder) than what was expected when the objective was set.

Final Award Calculation.    The award for each NEO was determined by multiplying (a) the achievement rating for each objective, times (b) the weighting for such objective, times (c) the target award level (as a percentage of base salary), times (d) the base salary rate at December 31, 2011, and (e) a factor applied by the Committee to promote alignment with the Company’s financial performance. An objective’s rating could not exceed 250%. The products for all the objectives were summed to arrive at the final award amount. If the final calculated award would have exceeded 200% of the executive’s target incentive level, the actual award granted would have been reduced to 200% of his target incentive level. For 2011, the final annual incentive award values for the CEO and each of the NEOs averaged 132.6%. The following table summarizes the results of these calculations for 2011 for the NEOs:

	Base Salary	Annual Incentive Target	Target as % of Base Salary	Financial Objectives Performance Payout	Financial Objectives Weight 80%	Individual Objectives Performance Payout	Individual Objectives Weight 20%	Total Award	Total Award % of Target
Vincent R. Volpe Jr.	$866,745	$866,745	100%	145.000%	$1,005,424	105.000%	$182,016	$1,187,500	137.000%
Mark E. Baldwin	$415,046	$311,285	75%	145.000%	$361,090	79.800%	$49,681	$410,800	132.000%
Mark F. Mai	$372,884	$186,442	50%	145.000%	$216,273	98.000%	$36,543	$252,900	135.600%
Christopher Rossi	$333,142	$166,571	50%	145.000%	$193,222	116.200%	$38,711	$232,000	139.300%
Jesus M. Pacheco	$316,411	$158,206	50%	98.025%	$124,065	100.800%	$31,894	$156,000	98.600%

Final Award Payout.    Our Annual Incentive Program (“AIP”) permits the Company to pay annual incentives in the form of cash, stock options, restricted stock, or equivalent equity award, including restricted stock units (“RSUs”). To better align the interests of the AIP participants with those of the Company’s stockholders, the Company decided that, for 2011, payment of its AIP would be made in RSUs, vesting in one year, rather than in cash. The award made in RSUs reflected a reduction for previously elected deferrals made into the Company’s Non-Qualified Deferred Compensation program. Accordingly, on March 15, 2012, the Company issued RSUs, with a one-year cliff vesting, to all NEOs, the value of which are reflected in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

Long-Term Incentives

The 2011 long-term incentive program remained consistent with the Company’s 2010 program and included a mix of equity incentives for the NEOs as follows:

•	30% stock options,

•	30% performance-based restricted stock units, and

•	40% time-based restricted stock units.

Vesting of equity incentives also remained consistent at one-third each year on the anniversary date of the grant.

In 2010, the Company added a retirement provision in the grant documents which would allow for continued vesting of equity awards in the event of retirement, subject to a non-compete covenant. This provision provides for an additional retention incentive as well as for the orderly transition of a planned retirement. Retirement is defined as attainment of age sixty-two and at least ten years of continuous service with the Company, or attainment of age sixty-five and at least five years of continuous service. In 2011, the Company modified this provision to pro-rate the vesting of awards granted within twelve (12) months of retirement.

As discussed in further detail under the heading “Potential Payments Upon Termination or Change in Control,” in 2012, the Company modified the grant documents for equity incentives to be awarded in 2012 and thereafter. With respect to such equity awards, vesting is accelerated in connection with a change in control if (1) outstanding awards are not continued, assumed or substituted by the successor company following a change in control or (2) the participant’s employment is terminated other than for “serious misconduct” or the participant resigns for “good reason,” in either case within one year of a change in control; provided, however, with respect to PRSUs, the number of such PRSUs that vest will be calculated based on actual performance goal attainment through the date of such change in control (the “Earned PRSUs”) and the remaining PRSUs will be forfeited. Prior to these modifications, the vesting treatment upon a change in control was based on Committee discretion. For purposes of calculating the potential payments, it is assumed that the Committee would exercise its discretion consistent with the new modified approach. This provision applies to all NEOs, other than the CEO, whose termination payments are addressed in his employment agreement and which is discussed below.

In 2010, the Company implemented a market-competitive, performance-based equity component in the Dresser-Rand long-term incentive program. Key features of the program include:

•	Vesting of restricted stock units over a three-year period based on performance as follows:

-	Performance is measured on a cumulative basis after years 1, 2 and 3, respectively; and

-

The target award level at the end of each measurement period is one-third of the total units granted, so if target performance is achieved, one-third of the total units awarded will vest. If minimum performance is not achieved, then no units will vest, and up to 1.5 times the target award level can vest if performance exceeds target;

•	The performance measure to determine payout is based on the Company’s Total Stockholder Return (TSR) compared to the TSR of the Company’s TSR peer group, which is described in more detail below;

-	No payout will be earned in a performance period if the Company achieves less than the 25th percentile of the TSR for its peer group.

-	The maximum payout that can be earned in a performance period, or for all performance periods combined, is 1.5 times the target award level if TSR achievement is at least at the 75th percentile.

•

A new peer group was established for purposes of the performance-based restricted stock units, and is comprised of 13 companies the Committee believes serve similar end markets and would be viewed similarly to Dresser-Rand for the purpose of accessing the capital markets:

•	Baker Hughes (BHI)

•	Cameron International (CAM)

•	Exterran (EXH)

•	Flowserve (FLS)

•	FMC Technologies (FTI)

•	Gardner Denver (GDI)

•	Global Industries (GLBL)*
•	Halliburton (HAL)

•	Idex (IDEX)

•	National Oilwell Varco (NOV)

•	Oceaneering International (OII)

•	Schlumberger (SLB)

•	Weatherford International (WFT)

*	Included in original peer group but excluded from TSR calculation for plan years 2010 and 2011 due to acquisition

For the 2011 grants, the Committee approved the following methodology for determining the number of grants:

1.	Time-based restricted stock units: the average closing price for the 30 calendar days prior to the grant date (which for the February 2011 grants was $44.98). This methodology provides for an averaging of the price used to determine the number of shares granted and reduces the impact of recent fluctuations in stock price on the date of grant.

2.	Performance-based restricted stock units: based on an estimated value, which for the February 2011 grants was $45.56, derived from a Monte Carlo valuation provided by a financial advisor, KPMG, Inc., and reviewed by the Advisor.

3.	Stock Options: based on an estimated option value using a Black-Scholes calculation, derived by the Company’s accounting department. For the purpose of determining the number of grants made in February 2011, the estimated Black-Scholes value of $18.77 was used.

In determining the mix of these three types of equity grants, one of the Committee’s principal goals was to reward the executives for future growth in stockholder value and, thus, the combination of stock options (stock appreciation rights) and performance-based restricted stock units were weighted more heavily. The Committee included the element of time-based restricted stock units to encourage retention of executives and to provide a market competitive long-term incentive portfolio.

The stock option, performance-based restricted stock units, and time-based restricted stock unit grants attributable to 2011 for each NEO vest one-third in each of the first three anniversaries following the grant date. The expiration date of such stock options occurs on the tenth anniversary of the grant date.

In determining long-term incentive awards, the Committee reviewed available market-based long-term incentive compensation data provided by its Advisor. After discussion with management and its Advisor, the Committee applied individual factors, including individual responsibility, leadership, teamwork, performance, potential, skills, knowledge and impact, for each NEO to determine the 2011 grant value. The Committee approved the long-term incentive grants to the NEOs (other than the CEO) based on the CEO’s recommendations. The independent directors of the Board approved the long-term incentive grant value of the CEO based on the Committee’s recommendations. Grant values for all NEOs can be found in the section “Grants of Plan-Based Awards for 2011.”

In designing the long-term incentive program, the Committee considered the potential impact of shares granted in 2011 on the total number of shares outstanding. Specifically, prior to finalizing and implementing the long-term incentive program, the Committee reviewed the total equity awards outstanding (including estimated shares to be granted in 2011 to the executive leadership team and all other participants) as a percentage of total shares of common stock outstanding. The Committee compared the result of this calculation (the “utilization rate”) to the utilization rates for peer companies listed on page 29. The Committee determined that the Company’s 2011 utilization rate was within an acceptable range, consistent with that of its peer group. This calculation and subsequent analysis were performed in order to compare the proposed annual share grants with both best practice guidelines set forth by independent governance organizations as well as with our peer companies.

The Committee continued its previously adopted practice of establishing fixed dates on which equity grants could occur in 2011. Five successive fixed dates of February 15, May 15, August 15, November 15, and December 30 were established for subsequent new hire or special grants.

Other Aspects of Executive Compensation

Stock Ownership Guidelines for Executive Officers

The Committee made changes to its existing stock ownership guidelines for 2011 by increasing the CEO’s multiple from five times to six times base salary based on the CEO’s recommendation as well as market information provided by its Advisor. The Committee continues to believe that maintaining stock ownership guidelines is an important means of encouraging the executive officers to acquire and hold a significant ownership stake in the Company’s stock. Under these guidelines, executive officers, including the NEOs, are expected to hold common stock having a value derived through applying a targeted multiple to the officer’s base salary.

The targeted multiples for 2011 varied among the executives depending upon their position and responsibilities. The stock ownership guidelines require a multiple of at least six times base salary for the CEO, a multiple of at least four times base salary for the CFO and a multiple of at least three times base salary for the other NEOs. Each executive officer is expected to retain at least 50 percent of the shares acquired under restricted stock awards granted under the long-term incentive program until achieving the ownership target (excluding any shares sold or forfeited to satisfy withholding obligations). For purposes of these guidelines, stock ownership includes shares over which the holder has direct or indirect ownership or control, including vested restricted stock, but does not include unvested restricted stock, stock options or unexercised stock options. Based on the closing stock price on December 31, 2011, the CEO exceeds the guidelines by owning stock valued at over 22 times his base salary. We expect the other NEOs to meet the guidelines within five years of being appointed to an executive officer position. The Committee reviews each NEO’s progress toward achievement of targeted ownership on an annual basis.

Recoupment Provisions

Every participant in the AIP is obligated to reimburse the Company for all or such portion of any non-equity based incentive compensation paid after April 1, 2011, that would not have been provided but for such participant’s intentional misconduct (including knowingly creating a false document) that caused the material noncompliance of the Company with any financial reporting requirement under the securities laws requiring a restatement of the Company’s financial results. The Company conditioned any payment under the AIP to a participant on such participant’s express agreement to honor this obligation and the other terms and conditions of the AIP.

In addition, the long-term incentive program grants provide that, if a participant’s employment is terminated for cause:

•	All stock options (and stock appreciation rights), whether or not then vested or exercisable, shall be immediately forfeited and cancelled as of the date of such termination; and

•	All restricted stock, both performance- and time-based, held by a grantee for which the restrictions have not lapsed shall be forfeited as of the date of such termination.

The Committee shall also determine whether a participant’s employment is a termination for cause and shall deem a participant’s termination of employment to be for cause if following the date the participant’s employment terminates, it determines that circumstances exist such that the participant’s employment could have been terminated for cause.

Retirement Benefits

The NEOs are eligible to participate in both a qualified retirement savings program and a non-qualified deferred compensation program, as described below:

•

Dresser-Rand Company Retirement Savings Plan (the “Qualified Retirement Savings Plan”), a tax-qualified, defined contribution plan with 401(k) and Roth features that provides non-matching and Company matching contributions on pre- and post-tax deferrals; and

•

Dresser-Rand Company Non-Qualified Retirement Plan (the “Non-Qualified Retirement Plan”), a non-tax-qualified defined contribution plan for a select group of management and highly compensated employees that provides Company-matching contributions on pre-tax deferrals of base salary and/or annual incentive payments expressed as a percentage of the base salary and/or incentive payment.

Mr. Volpe and Mr. Rossi have accrued benefits under a frozen qualified defined benefit pension plan.

Employment Agreements and Arrangements

International Assignment Benefits

In 2010, Messrs. Volpe, Mai, Rossi and Pacheco were assigned to Paris, France in furtherance of the Company’s announced plans to open an additional headquarters office there. Mr. Baldwin was not assigned to Paris. Messrs. Volpe, Mai, Rossi, and Pacheco, as well as certain other officers, entered into international assignment agreements with Dresser-Rand International Inc., a subsidiary of the Company (the “International Assignment Agreements”). These agreements provided certain assignment-related benefits, in accordance with the Company’s International Assignment Guidelines (the “Guidelines”), which apply to international assignments for all employees.

All salaried employees participating in international assignments are eligible for assignment-related benefits in accordance with the Guidelines. One of the objectives of the Guidelines is to create a financially neutral impact to the assignee such that the assignee experiences neither a financial windfall nor a hardship due to the international assignment. This can include adjustments for cost of living differences, allowances for housing, transportation, cultural and language courses, schooling for dependent children, among others. Most of the assignment-related benefits are treated as cash compensation for the assignee. The NEOs who relocated in 2010 received these benefits.

International assignment benefits are customary for expatriate assignments in the industry, and the Company’s relocation benefits afforded to the applicable NEOs were designed to assist them in relocating to Paris. The Committee approved the benefits after taking into account standard market practices. The International Assignment Agreements provide for standard benefits under the Guidelines, with the exception of the potential severance benefit discussed below.

Depending on each executive’s personal circumstances and in accordance with the Guidelines, the International Assignment Agreements generally provide the following benefits:

-	a package that includes standard outbound services, including a house hunting trip, tax preparation services, shipment of personal effects, language training assistance and temporary housing;

-	reimbursement of cost for schooling for dependent children (not including higher- or post-secondary education), an annual leave allowance and a company vehicle;

-	a lump sum relocation and resettlement allowance of $6,000;

-

an annually adjusted goods and services differential, which for the NEOs ranged from approximately $3,500 to $4,300 per month paid net of taxes (the differential was determined in accordance with the Guidelines taking into account the number of dependants accompanying the assignee and using a historical cap of $138,000 as the effective gross income);

-	a monthly housing allowance of up to EUR8,000; and

-	a tax equalization benefit.

All relocating executives have Confidentiality, Non-Compete, Severance and Change of Control Agreements (the “Severance Agreement”) with the Company (the “Executive Officer Agreements”), other than the CEO who has an Employment Agreement. Because the International Assignment Agreements are not intended to diminish any current rights, the International Assignment Agreements for the executives other than the CEO clarify that, if an executive elects not to be localized in France after 5 years and the Company cannot return him to a comparable position in the US, the executive will be terminated and receive certain benefits under the Severance Agreement, including a payment based on a multiple of the executive’s base salary as well as a payment equal to the executive’s annual target incentive. With respect to the NEOs who are party to International Assignment Agreements, Messrs. Mai, Rossi and Pacheco would receive 1.5 times base salary at the time of such severance. Because the CEO has an Employment Agreement, he is not eligible for this benefit.

280(g) Excise Tax Assistance

On April 30, 2009, the Committee adopted a policy providing that, other than an agreement with the CEO that the Committee authorized in 2008 and an agreement that was at that time being negotiated with Mr. Baldwin, the Company’s Chief Financial Officer, the Company will no longer enter into any new or materially amended agreements with executive officers providing for excise tax gross-up provisions with respect to payments contingent upon a change in control. The negotiations with Mr. Baldwin concluded successfully in an agreement that did not include such an excise tax gross-up provision.

Vincent R. Volpe Jr.

On June 11, 2008, the Company entered into an amended and restated employment agreement with Vincent R. Volpe Jr., the Company’s President and Chief Executive Officer. Mr. Volpe’s term of employment expires on June 10, 2015 and will automatically renew for one additional year on June 11 of each following year unless the Company provides timely written notice to the contrary. The term will expire upon Mr. Volpe’s attainment of age 65 or his earlier termination under the agreement. Mr. Volpe’s annual base salary is to be no less than it was prior to June 11, 2008, and his total compensation will be reviewed by the Board at least once every 12 months. Annual non-equity incentive compensation will be determined by the Board in accordance with the terms and conditions of the Company’s AIP.

Under the agreement, Mr. Volpe is also entitled to benefits in accordance with the terms and conditions of the benefit plans and programs maintained by us for individuals in positions comparable to Mr. Volpe.

The employment agreement with Mr. Volpe also contains provisions relating to a covenant not to compete and post-employment compensation, which are described below under the heading “Potential Payments Upon Termination or Change in Control.”

Confidentiality, Non-Compete, Severance and Change in Control Agreements

To fulfill commitments made in attracting new leadership and to provide a widespread, market benefit for retention purposes for the other executive officers, with the approval of the Committee, the Company entered into severance / change in control agreements with each NEO and other key executives in 2009. Under the agreements, the executives are subject to customary confidentiality and non-compete and non-solicitation obligations during, and for certain specified periods after, their employment by the Company. These agreements are described in detail below under the heading “Potential Payments Upon Termination or Change in Control.”

Other Considerations — The Corporate Tax Deduction on Compensation in Excess of $1 Million per Year

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the deductibility of compensation paid by a public company to any employee who on the last day of the year is the CEO, or one of the three other most highly compensated officers (excluding the CFO) unless such compensation qualifies as “performance-based compensation.”

The Committee considered the impact of this rule when developing and implementing the various elements of Dresser-Rand’s executive compensation program for 2011. We believe that it is important to preserve flexibility in administering compensation programs. Accordingly, Dresser-Rand has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and amounts paid through the various elements of our compensation program may be determined not to qualify.

However, the Committee, where applicable, tries to maximize deductibility under Section 162(m) to the extent we believe that the action is not in conflict with the best interests of stockholders. To that end, the Committee began reviewing options with management and its Advisor in 2010 that could maximize tax deductibility where possible, without impeding the Committee’s ability to recognize the accomplishments of executives based on their performance. In March 2011, the Committee approved the establishment of a qualified Section 162(m) funding pool to maximize the tax deductibility to the Company for executives whose Section 162(m) compensation might otherwise exceed $1 million. The pool, which was established based on 2011 financial results, creates performance conditions to fund the annual incentives accrued in 2011 (but paid in 2012), and the time-based restricted stock unit grants anticipated for 2012. All 2011 incentive payments and the time-based restricted stock unit grants made in 2012 were covered within the pool, and the Committee exercised negative discretion in approving the incentive payments and grant amounts at levels less than the pool would have otherwise permitted.

The Roles of the Committee, Executive Officers and Compensation Consultants in Named Executive Officer Compensation

With respect to compensation for the NEOs, the Committee has three primary roles: (a) selecting and structuring the elements of executive compensation, (b) reviewing and approving the Chief Executive Officer’s recommendations regarding compensation decisions for the other executive officers, including all of the other NEOs, and (c) making recommendations to the independent directors of the Board regarding the Chief Executive Officer’s compensation.

To help achieve these roles, as mentioned above, the Committee engaged its Advisor to work with the Company’s human resources compensation team to obtain and review compensation data and trends, and give input prior to finalizing management’s proposals for presentation to the Committee. In November 2010, consistent with the process it has followed for the past four years, the Committee requested that the Advisor conduct a competitive review of emerging executive compensation trends and a detailed review of the Company’s executive compensation program including base salary, annual incentive compensation targets and program metrics, total cash compensation, and long-term incentives. The data contained within this study provided the foundation for the Committee’s 2011 compensation decisions. Additionally, throughout its engagement with its Advisor, the Committee also called upon its Advisor to:

•	provide updates regarding regulatory changes affecting program design and disclosure;

•	compile and present market trends, practices and data;

•	assist in the design of program elements; and

•	provide overall guidance and advice about the efficacy of these elements and their fit with our compensation philosophy and program objectives.

During 2011, the Committee met nine times. Each meeting concluded with an executive session in which the Committee met privately with its Advisor on various topics including executive compensation matters. The Committee met four times from November 2010 through January 2011, primarily to discuss and set 2011 executive compensation. During an executive session meeting in January 2011, the Committee and its Advisor analyzed market data and formulated its recommendations to the independent directors of the Board on all elements of the Chief Executive Officer’s compensation for 2011. The Committee met again in February 2012 to finalize annual incentive payments for 2011, making a recommendation to the Board for the CEO’s incentive payment and approving payments for the other executives. The independent directors of the Board approved the CEO’s compensation for 2011 at its February 2012 meeting.

For 2011, the Chief Executive Officer worked with the Vice President and General Counsel, who was at the time also serving as the interim head of Human Resources, to develop recommendations to the Committee regarding compensation decisions for his direct reports and other executive officers, including all of the other NEOs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement issued in connection with the 2012 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE

Louis A. Raspino, Chairman
Rita V. Foley
Stephen A. Snider
Joseph C. Winkler III

Compensation Committee Interlocks and Insider Participation

Directors Raspino, Foley, Snider and Winkler were members of the Compensation Committee during 2011.

In 2011, none of DRC’s executive officers:

•

served as a member of the compensation committee (or committee performing a similar function, or in the absence of such committee, the Board) of another entity, one of whose executive officers served on DRC’s Compensation Committee or Board; or

•	served as a director of another entity, one of whose executive officers served on DRC’s Compensation Committee.

Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers for 2011, 2010, and 2009. We refer to these individuals as our named executive officers.

Name and Principal Position	Year	Salary ($) (1)		Bonus ($)	Stock Awards ($) (2)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)		All Other Compensation ($) (5)		Total ($)
Vincent R.Volpe Jr. President and Chief Executive Officer	2011 2010 2009	$ $ $	859,948 825,317 845,466		$ $ $	2,309,937 2,063,957 1,301,877	$ $ $	930,016 901,414 1,952,099	$ $ $	1,187,500 1,525,800 1,683,000	$ $ $	42,716 13,992 12,329	$ $ $	599,998 781,785 172,680	$ $ $	5,930,115 6,112,265 5,967,451
Mark E. Baldwin Executive Vice President and Chief Financial Officer	2011 2010 2009	$ $ $	406,769 372,405 375,364		$ $ $	615,820 567,613 330,327	$ $ $	247,933 247,874 495,122	$ $ $	410,800 520,000 562,393			$ $ $	17,150 20,507 17,115	$ $ $	1,698,472 1,728,399 1,780,321
Mark F. Mai Vice President, General Counsel and Secretary	2011 2010 2009	$ $ $	368,104 344,134 346,869		$ $ $	522,069 357,770 217,886	$ $ $	210,205 156,256 326,617	$ $ $	252,900 338,000 346,466			$ $ $	555,662 269,812 83,347	$ $ $	1,908,940 1,465,972 1,321,185
Christopher Rossi Vice President, Technology & Business Development	2011 2010 2009	$ $ $	328,065 303,131 298,609		$ $ $	473,243 313,807 177,038	$ $ $	309,152 137,003 265,489	$ $ $	232,000 284,700 303,657	$ $ $	8,913 2,888 2,175	$ $ $	751,185 354,510 71,109	$ $ $	2,102,558 1,396,039 1,118,077
Jesus M. Pacheco Executive Vice President, New Equipment	2011		$309,020			$333,993		$134,412		$156,000		$8,572		$363,637		$1,305,635

(1)	Salary totals include merit increases and/or market adjustments that were effective April 1, 2011, consistent with the Company’s typical annual salary planning process.

(2)	The amount represents the aggregate grant date fair value. The assumptions used to calculate these amounts are the same as those used for financial statement reporting purposes. Information about the financial accounting assumptions can be found in note Note 17 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011. Stock awards reported include both the value of time-based restricted stock units (“RSU”) as well as performance-based restricted units (“PRSU”). For the PRSUs, the values reported are the most probable outcome value for the grant; the highest value expected is: Mr. Volpe — $2,805,283; Mr. Baldwin —$747,871; Mr. Mai — $634,028; Mr. Rossi — $489,947; Mr. Pacheco — $405,624. Mr. Mai’s February 15 grant reflected a one-time award valued at $150,000 to compensate for his leadership of the Company’s Human Resources and Health, Safety and Environmental functions on an interim basis. In addition, Mr. Rossi received a one-time award valued at $300,000 on May 15 in recognition of his additional responsibilities associated with the acquisition and integration of Grupo Guascor.

(3)	Represents payments earned under the Annual Incentive Program in the year shown that were paid to the named executive officers in the following year. Additional information regarding the determination of the payments under the Annual Incentive Program for 2011 is included in the Compensation Discussion and Analysis under the subheading “Our 2011 Compensation Decisions — Annual Incentive Program.” Values shown reflect the full calculated payout of the incentive awards under the plan. However, for these 2011 awards, the Company elected to pay the incentive in RSUs rather than in cash. The RSU grants were awarded on March 15, 2012, and are subject to a one-year cliff vest.

(4)

Represents the aggregate increase in actuarial present value for benefits previously earned under the frozen qualified Pension Plan for Employees of Dresser-Rand Company. The discount rate used in calculating the present value of accumulated benefits under the pension plan was 4.6% on December 31, 2011, 5.4% on December 31, 2010, and 5.8% on December 31, 2009. In years prior to 2010, Mr. Volpe was eligible to receive a benefit from the frozen Non-Qualified Supplemental Executive Retirement Plan of Dresser-Rand Company (“SERP”). This frozen plan was terminated effective October 30, 2009. All obligations were settled through lump sum distributions in January 2010. The present value of Mr. Volpe’s Non-Qualified accumulated benefit at December 31, 2009, is equal to the lump sum payment he received and was calculated using a 6.25% discount rate and the 2009 PPA Combined Unisex Mortality Table. These are the same rates used for preparation of the Company’s pension plan financial statement disclosure information at those measurement dates. For the purpose of these calculations the participants are assumed to commence pension payments at age 65 (normal retirement date) regardless of their current eligibility for early retirement. A discussion of the assumptions made in determining this increase is included following the table entitled “Pension Benefits for 2011.” The year-over-year change in actuarial present value of benefits for 2011 resulted in an increase of $42,716 for Mr. Volpe, $8,913 for Mr. Rossi, and $8,572 for Mr. Pacheco.

(5)	The amounts shown in the “All Other Compensation” column for 2011 include the following:

Named Executive Officer	Year	Company Qualified Retirement Savings Plan Contributions (a)	Company Non-Qualified Retirement Plan Contributions (b)	International Assignment and Relocation Expenses (c)	Tax Assistance for Relocation Assistance (d)	Other Income	Total
Vincent R. Volpe Jr.	2011	$23,520	$150,000	$256,627	$169,851		$599,998
Mark E. Baldwin	2011	$17,150					$17,150
Mark F. Mai	2011	$18,537	$70,610	$302,875	$163,640		$555,662
Christopher Rossi	2011	$17,150	$61,277	$507,933	$164,825		$751,185
Jerome T. Walker	2011	$12,884	$59,994				$72,877
Jesus M. Pacheco	2011	$19,610	$49,432	$171,547	$123,047		$363,637

(a)	The values in this column represent the total of all 2011 Company contributions made on behalf of each named executive officer under the Dresser-Rand Company Retirement Savings Plan (a qualified defined contribution plan). Named executive officers who are paid through Dresser-Rand’s US payroll are eligible to participate in this plan. As such, they are eligible to contribute between 1% and 75% of their eligible earnings to the plan. They are also eligible to receive employer contributions on the same basis as all other participating employees. Employer contributions include both matching contributions, which are immediately vested, and non-matching contributions, which are subject to three-year cliff-vesting. In 2011, the maximum matching contributions equaled up to 4% of eligible compensation and the maximum non-matching contributions (for all executives except Mr. Volpe) equaled an additional 3% of eligible compensation. In addition to the normal non-matching contribution received by other participants, Mr. Volpe was eligible to receive an additional non-matching contribution referred to as a “pension equalizer” contribution. This additional non-matching contribution was established to compensate participants for an actuarially anticipated shortfall resulting from the freezing of the Dresser-Rand Company Pension Plan for salaried employees. Each participant eligible for this non-matching contribution receives a contribution based on a fixed percentage. This percentage was individually calculated for each eligible participant when the Pension Plan was frozen. Mr. Volpe’s calculated pension equalizer percentage is 2.6% of eligible compensation, thus Mr. Volpe’s total non-matching contributions are equal to 5.6% of eligible compensation.

(b)	Our U.S.-based named executive officers are eligible to participate in the Non-Qualified Retirement Plan. The values in this column represent Non-Qualified Retirement Company contributions for each named executive’s 2011 Salary and 2012 Annual Incentive Program payment earned in 2011. Additional details regarding this Plan are shown in the table titled “Non-Qualified Deferred Compensation for 2011.”

(c)

Messrs. Volpe, Mai, Rossi, and Pacheco were assigned to Paris, France where they are eligible to receive international assignment benefits. The level of benefits that are provided under the International Assignment Guidelines, such as the Goods and Service allowance, housing allowance, etc. are determined based upon the advice provided to the Company by outside consultants. No benefits are provided to our named executive officers under the International Assignment Guidelines that other Dresser-Rand international assignees are not eligible to receive.

Mr. Volpe received international assignment benefits including: transportation expenses, household goods moving expenses, goods and services allowance ($47,936), housing ($150,965), educational expenses ($37,275), and other incidental expenses.

Mr. Mai received international benefits including: transportation expenses, goods and services allowance ($42,404), home visit, temporary living expense, housing ($107,054), immigration fees, educational expenses ($61,000), household goods moving expenses ($48,592) and other incidental expenses.

Mr. Rossi received international benefits including: appliance allowance, transportation expenses, household goods moving expenses ($71,052), temporary living expenses, goods and services allowance, home visit, property management expenses, housing ($143,477), immigration fees, educational expenses ($135,235), and other incidental expenses.

Mr. Pacheco received international benefits including: transportation expenses, language training, goods and services allowance ($48,676), housing ($85,612), temporary living expenses, household goods moving expenses, and other incidental expenses.

(d)	Tax allowances are provided to employees on international assignments to make this assignment effectively tax neutral to the assignee. Under these arrangements Dresser-Rand paid on behalf of Messrs. Volpe, Mai, Rossi, and Pacheco tax equalization payments for allowances provided within the Dresser-Rand International Guidelines.

Grants of Plan-Based Awards for 2011

The following table provides details about the plan-based awards granted to our named executive officers for 2011.

Name	Grant Date	Board or Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (3)	Grant Date Fair Value of Stock and Option Awards (4) (5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent R. Volpe Jr.			$6,934	$866,745.0	$1,733,490
	2/15/2011	1/20/2011				3,403	20,415	30,622				$990,740
	2/15/2011	1/20/2011							28,074			$1,319,197
	2/15/2011	1/20/2011								49,548	$46.99	$930,016
Mark E. Baldwin			$2,490	$311,284.6	$622,569
	2/15/2011	1/20/2011				907	5,442	8,163				$264,100
	2/15/2011	1/20/2011							7,485			$351,720
	2/15/2011	1/20/2011								13,209	$46.99	$247,933
Mark F. Mai			$1,492	$186,442.2	$372,884
	2/15/2011	1/20/2011				769	4,614	6,921				$223,917
	2/15/2011	1/20/2011							6,345			$298,152
	2/15/2011	1/20/2011								11,199	$46.99	$210,205
Christopher Rossi			$1,333	$166,571.1	$333,142
	5/15/2011	5/9/2011							2,334			$110,095
	5/15/2011	5/9/2011								9,591	$47.17	$162,971
	2/15/2011	1/20/2011				535	3,210	4,815				$155,781
	2/15/2011	1/20/2011							4,413			$207,367
	2/15/2011	1/20/2011								7,788	$46.99	$146,181
Jesus M. Pacheco			$1,266	$158,205.6	$316,411
	2/15/2011	1/20/2011				492	2,952	4,428				$143,261
	2/15/2011	1/20/2011							4,059			$190,732
	2/15/2011	1/20/2011								7,161	$46.99	$134,412

(1)	These columns show the range of payouts targeted for 2011 performance under the Annual Incentive Program. The amount shown in the “target” column represents the incentive payment that would have been earned by each named executive officer if 100% of the performance objectives were achieved. The amount shown in the “maximum” column represents the maximum amount payable of 200% of the target under the Annual Incentive Program. The amount shown in the “threshold” column represents the amount payable under the Annual Incentive Program if only the minimum qualifying level of performance were achieved on the financial performance objectives (namely 80.1%), which is 0.8% of the target amount for the financial objectives, and such 0.8% is applicable to the level of performance for the individual objectives. Additional information regarding the Annual Incentive Program and the criteria applied in determining the amounts payable under the Annual Incentive Program can be found in the Compensation Discussion and Analysis under the subheading “Our 2011 Compensation Decisions — Annual Incentive Program.” The actual amount of incentive earned by each named executive officer in 2011 is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. As reported in Note 3 under the Summary Compensation Table, for the 2011 awards, the Company elected to pay the incentive in RSUs rather than in cash. The RSUs were awarded on March 15, 2012, and are subject to a one-year cliff vest.

(2)	These columns show the range of shares vesting under the 2011 Performance Based Restricted Stock Units (“PRSU”) grant. The amount shown in the “target” column represents the target number of shares that could vest by each named executive officer if 100% of the performance objectives are achieved. The amount shown in the “maximum” column represents the maximum number of shares that could vest under the PRSU grant, which is 150% of the target shares granted. The amount shown in the “threshold” column represents the minimum number of shares that could vest under the PRSU grant (if the minimum qualifying level of performance was achieved on the performance objective in only one of the three periods), which with a 50% payout is one sixth of the target.

(3)	The exercise price is the closing market price of our common stock on the grant date.

(4)	See Note 17 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011, for more information about the assumptions used to determine these amounts. Holders of restricted stock are entitled to dividends at the same rate as holders of unrestricted shares of our common stock.

(5)

Due to an administrative error related to the February 15 and May 15, 2011 grants, the average closing price for the 30 trading days prior to the grant date (which was $44.17) was used to calculate the number of RSUs awarded in February 2011 under the long-term incentive program, rather than the average closing price for the 30 calendar days prior to the grant date (which was $44.98). This error resulted in an additional 876 RSUs, with an aggregate market value of $39,673 on the grant date, being awarded to the Company’s NEOs. The Committee and the independent directors of the Board subsequently reviewed this error and the resulting excess grant, and ratified the excess RSUs due to the inadvertent nature of the error and the immateriality of the amounts involved.

Outstanding Equity Awards at the End of 2011

The following table provides details about outstanding equity awards held by our named executive officers on December 31, 2011. Options and shares shown consist of options, restricted stock and time-based and performance-based restricted stock units.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Vincent R. Volpe Jr.	154,480			$25.50	2/15/2017
	109,245	36,415	(3)	$25.50	2/15/2017
	82,646	82,646	(2)	$21.59	2/16/2019
	23,456	46,912	(4)	$30.71	2/15/2020
		49,548	(4)	$46.99	2/15/2021
						94,512	$4,717,094	59,798	$2,984,493
Mark E. Baldwin	25,390			$35.34	8/15/2017
	28,597	9,533	(2)	$34.57	2/15/2018
	20,962	20,962	(2)	$21.59	2/16/2019
	6,450	12,900	(4)	$30.71	2/15/2020
		13,209	(4)	$46.99	2/15/2021
						24,641	$1,229,832	16,185	$807,793
Mark F. Mai	22,619			$35.18	11/15/2017
	16,162	5,388	(2)	$34.57	2/15/2018
	4,473	1,491	(2)	$40.25	5/15/2018
	13,828	13,828	(2)	$21.59	2/16/2019
	4,066	8,132	(4)	$30.71	2/15/2020
		11,199	(4)	$46.99	2/15/2021
						17,634	$880,113	11,979	$597,872
Christopher Rossi	12,185	6,093	(2)	$25.50	2/15/2017
	6,092			$25.50	2/15/2017
	11,240	11,240	(2)	$21.59	2/16/2019
	3,565	7,130	(4)	$30.71	2/15/2020
		7,788	(4)	$46.99	2/15/2021
		9,591	(4)	$47.17	5/15/2021
						16,521	$824,563	9,252	$461,767
Jesus M. Pacheco		3,483	(2)	$34.57	2/15/2018
	9,970	9,970	(2)	$21.59	2/16/2019
		6,302	(4)	$30.71	2/15/2020
		7,161	(4)	$46.99	2/15/2021
						12,058	$601,815	8,346	$416,549

(1)	Market value is calculated by multiplying the closing market price of our common stock on December 31, 2011 ($49.91) by the number of shares that have not vested. For the performance-based restricted stock units, the number of units that have not vested assumes best-case performance achievement in which the maximum number of units would vest.

(2)	The original awards vest 25% each year, beginning on the first anniversary of the grant date.

(3)	The original awards vest 25% each year, beginning on the second anniversary of the grant date.

(4)	The original awards vest 33.3% each year, beginning on the first anniversary of the grant date.

Options Exercised and Stock Vested in 2011

The following table provides details about restricted stock that vested for each named executive officer during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($) (2)
Vincent R. Volpe Jr.			60,181	$2,841,322
Mark E. Baldwin			14,757	$685,459
Mark F. Mai			9,945	$469,634
Christopher Rossi	26,880	$680,870	9,283	$438,033
Jesus M. Pacheco	15,798	$288,518	6,694	$316,171

(1)	Each participant had the opportunity to either have shares withheld to cover the taxes due upon vesting or make full payment for that amount. The number of shares withheld for the executives that elected to have shares withheld is:

•	Mr. Baldwin — 4,132

•	Mr. Mai — 2,697

•	Mr. Rossi — 2,525

•	Mr. Pacheco — 1,842

The amount shown in the table does not give effect to the withholding of these shares.

(2)	Value is calculated by multiplying a) the closing market price of our common stock on the vesting date by b) the number of shares of stock that vested.

Pension Benefits for 2011

The following table sets forth the present value of accrued pension plan benefits for each of our eligible named executive officers as of the end of 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Vincent R. Volpe Jr.	Pension Plan for Employees of Dresser-Rand Company	11.92	$155,527
Christopher Rossi	Pension Plan for Employees of Dresser-Rand Company	10.75	$28,833
Jesus Pacheco	Pension Plan for Employees of Dresser-Rand Company	7.92	$31,137

(1)	The calculation of present value of accumulated benefit assumes retirement at age 65, a discount rate of 4.6 percent and the 2012 PPA Statutory mortality for healthy males and females. Dresser-Rand provided the accrued benefit amounts. There is no increase in benefits from 2010 to 2011 as future accruals were eliminated in the plan in 1998. The change in value is solely due to the updated discount rate and period.

Other than Mr. Volpe, Mr. Rossi and Mr. Pacheco, none of the other named executive officers are eligible to participate in any defined benefit pension plans sponsored by the Company. As of December 31, 2011, Dresser-Rand Company sponsored only the qualified Pension Plan for Employees of Dresser-Rand Company. The benefits Messrs. Volpe, Rossi and Pacheco accrued under the qualified Pension Plan for Employees of Dresser-

Rand Company were based on “final” average pay and service, subject to applicable offsets. Effective March 31, 1998, Dresser-Rand Company amended the Plan to cease benefit accruals for non-bargaining unit employees as of that date and, as a result, no additional accruals due to service and or pay were granted.

As of December 31, 2011, Mr. Volpe’s estimated monthly accrued pension benefit was $1,638. As of December 31, 2011, Mr. Rossi’s estimated monthly accrued pension benefit under the Plan was $405. As of December 31, 2011, Mr. Pacheco’s estimated monthly accrued pension benefit under the Plan was $330. These benefit amounts are fixed obligations and will not increase with future pay and/or service levels. These benefit amounts are payable at age 65 as a single life annuity. Other actuarial equivalent distribution options are available to the participants under the Plan, such as a 100% Joint & Survivor option, 50% Joint & Survivor option and 10 Year Period Certain.

The normal retirement age is 65 for the Plan. The Plan permits participants who possess at least 9 years of benefit credit service upon termination of employment to begin receiving pension benefits any time on or after their 55th birthday. As of December 31, 2011, neither Mr. Volpe, Mr. Rossi nor Mr. Pacheco is currently eligible for payment under the terms of the Plan.

Balances and earnings attributable to the Plan are disclosed as applicable in the Summary Compensation Table.

The retirement reduction factors for the qualified Pension Plan for Employees of Dresser-Rand Company are as follows:

Age when Benefits Commence	Percent of Age 65 Benefit that is Payable Upon Retirement
65	100.00%
64	90.69%
63	82.48%
62	75.22%
61	68.77%
60	63.02%
59	57.88%
58	53.27%
57	49.12%
56	45.38%
55	41.99%

In 2009, the Company completed a review of its U.S.-based retirement programs and concluded that the SERP was no longer an efficient means of delivering retirement benefits and exercised its right to terminate the SERP effective October 30, 2009. Lump sum payments were issued to all participants in full settlement of the obligations under the SERP. The cash-out process, including a lump sum payment to Mr. Volpe in the amount of $48,064, was completed in January 2010.

Non-Qualified Deferred Compensation for 2011

The following table summarizes the compensation provided to our named executive officers under our Non-Qualified deferred compensation plan for 2011.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Vincent R. Volpe Jr.	Non-Qualified Retirement Plan	$238,575	$150,000	-$	22,309	$87,255	$3,467,127
Mark E. Baldwin	Non-Qualified Retirement Plan
Mark F. Mai	Non-Qualified Retirement Plan	$70,610	$70,610	-$	4,599	$36,708	$526,785
Christopher Rossi	Non-Qualified Retirement Plan	$61,277	$61,277		$7,006	$40,883	$517,466
Jesus M. Pacheco	Non-Qualified Retirement Plan	$105,022	$49,432	-$	27,658	$41,686	$297,301

(1)	Amounts shown in this column are included in the Summary Compensation Table in the “All Other Compensation” column.

Named executive officers who are paid through Dresser-Rand’s US payroll are eligible to participate, on a voluntary basis, in the Dresser-Rand Company Non-Qualified Retirement Plan. Annually, separate enrollment periods are held for base salary deferral elections and cash incentive deferral elections. Eligible participants may elect to contribute between 1% and 80% of their eligible annual base salary and/or annual cash incentive. All named executive officers participating in this plan were eligible to receive Employer matching contributions equal to 10% of eligible base salary and/or cash incentive (limited to an annual maximum limit of $150,000). Matching contributions become fully vested after 36 months of service by the participant. During each enrollment period, participants must elect the manner in which they prefer their account balance be distributed to them upon their termination. Participants may elect to receive their distribution in the following manners: an immediate, single lump sum distribution, a single lump sum distribution during January of the calendar year following their termination of employment, or five annual declining balance installment payments during January of each calendar year following their termination of employment. Pursuant to 409(A), named executive officers and other key employees of the Company are required to wait a minimum of 6 months following the termination of their employment before they can receive a distribution from the Plan. Additionally, during each enrollment period, participants may elect to receive an optional distribution of any participant contributions to be returned to them at a future date (provided their employment has not ended prior to that future date). This optional distribution includes earnings on participant contributions, but not Company matching contributions or earnings on those Company matching contributions.

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation payable to each of the named executive officers in the event of termination of employment or change in control. In preparing the tables below, we assumed that the termination occurred on December 31, 2011.

Payment due in the various scenarios are governed by employment, severance and equity grant agreements.

The Company entered into an employment agreement with Mr. Volpe in 2008 and entered into confidentiality, non-compete, severance and change in control agreements with all other named executive officers in 2010.

Employment Agreement with Vincent R. Volpe Jr.

The following table shows the potential payments upon termination or a “Change in Control” for Mr. Volpe, our President and Chief Executive Officer. Under the terms of his employment agreement, if Mr. Volpe’s employment is terminated as a result of his death or disability, or by us without “Cause,” or if Mr. Volpe resigns for “Good Reason” and he provides proper notice and time for cure to the Company and such termination by us or resignation by him is not within two years of a Change in Control, Mr. Volpe will receive (i) a severance payment equal to twice his base salary, (ii) any earned but unpaid salary and payment for accrued but unused vacation days through the date of termination, (iii) any bonus previously earned in full but not yet paid for fiscal years prior to the fiscal year of termination, (iv) two times the bonus target in the year in which the date of termination occurs, or if the target has not been established, the target bonus opportunity from the previous year with respect to Mr. Volpe’s base salary for the year in which the date of termination occurs, and (v) continued medical, dental, disability and life insurance coverage for Mr. Volpe and his eligible dependents for two years following the date of termination. Mr. Volpe must execute a release of all claims arising out of his employment or termination as a condition to the receipt of the aforementioned payments.

If Mr. Volpe’s employment is terminated by the Company without Cause or by Mr. Volpe with Good Reason within two years following a Change in Control, subject to the execution of a release of claims, Mr. Volpe shall receive the benefits specified in the previous paragraph, except that the base salary payment will be three times his base salary, the target bonus payment will be three times the greater of his target bonus for the year in which the date of termination occurs or the highest bonus paid (or earned in full but not yet paid) to him in the last three years (not to exceed his maximum bonus opportunity for the year in which the date of termination occurs), and the insurance coverage will be provided for three years.

If Mr. Volpe’s employment is terminated by the Company for Cause or by Mr. Volpe without Good Reason, he is solely entitled to receive any earned but unpaid salary and payment for accrued but unused vacation days through the date of termination and any bonus previously earned in full but not yet paid for prior fiscal years.

If Mr. Volpe’s employment is terminated by the Company for Cause or by Mr. Volpe without Good Reason, the Company may elect to enforce a covenant not to compete for up to three years following the termination. If the Company elects to enforce the covenant not to compete and Mr. Volpe executes a release of claims, the Company will pay, in addition to the payments described in the preceding paragraph, during the period that the non-compete restrictions remain in effect, (i) salary continuation payments at an annual rate equal to his base salary in effect as of the date of termination, payable monthly, (ii) a monthly amount equal to one-twelfth of Mr. Volpe’s target bonus opportunity as in effect for the year of the termination, or if the target has not been established, the target bonus opportunity for the prior year with respect to his base salary for the year in which the date of termination occurs, and (iii) continued insurance coverage. If Mr. Volpe’s employment is terminated by the Company other than for Cause or by Mr. Volpe with Good Reason, the non-compete agreement automatically applies for two years following the termination without any obligation to provide additional consideration.

Mr. Volpe’s employment agreement also provides for a reduction in benefits or for gross-up payments under certain circumstances if compensation paid to Mr. Volpe would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or to additional tax under Section 409A of the Code.

Payments under the agreement shall be made to Mr. Volpe within 60 days after the termination date, provided that if any payment under the agreement would be subject to additional taxes and interest under Section 409A of the Code, any such payment shall be accumulated and paid on the date that is six months and one day after the termination date, or such earlier date upon which such amount can be paid without being subject to such additional taxes and interest.

“Cause” shall mean the occurrence of any of the following: (i) the material failure or refusal by Mr. Volpe to perform his duties in accordance with his employment agreement (including, without limitation, his inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction) or to devote substantially all of his business time, attention and energies to the performance of his duties in accordance with his employment agreement; (ii) any willful, intentional or grossly negligent act by Mr. Volpe having the effect of materially injuring the interest, business or prospects of the Company, or any of its subsidiaries or affiliates, or any divisions Mr. Volpe may manage; (iii) the material violation or material failure by Mr. Volpe to comply with the Company’s material published rules, regulations or policies, as in effect from time to time; (iv) Mr. Volpe’s conviction of a felony offense or conviction of a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty; (v) any willful or intentional misappropriation or embezzlement of the property of the Company or any of its subsidiaries or affiliates (whether or not a misdemeanor or felony); or (vi) a material breach of any one or more of the covenants of his employment agreement; provided, however, that in the event that the Company decides to terminate Mr. Volpe’s employment pursuant to clauses (i), (iii) or (vi) of this definition of Cause, such termination shall only become effective if the Company first gives him written notice of such Cause, identifying in reasonable detail the manner in which the Company believes Cause to exist and indicating the steps required to cure such Cause, if curable, and if Mr. Volpe fails to substantially remedy or correct the same within 30 days of such notice.

“Change in Control” shall mean the first to occur of any of the following events: (i) individuals who, as of the date of the agreement, constitute the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director, other than any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (ii) the acquisition or ownership by any individual, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or any of its affiliates or subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (iii) the merger, consolidation or other similar transaction of the Company, as a result of which the stockholders of the Company immediately prior to such merger, consolidation or other transaction, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the merged, consolidated or other surviving company; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

“Good Reason” shall mean the occurrence of any of the following events without Mr. Volpe’s consent that are not cured by the Company, if curable, within 30 days: (i) a material and adverse change to Mr. Volpe’s title, duties or responsibilities, including his not being re-elected as a member of the Board; provided, however, that Mr. Volpe’s resignation from the Board shall not be deemed such a change; (ii) notice is given to Mr. Volpe by the Company within two years following a Change in Control that the term of his employment agreement will not be extended; (iii) the Company materially reduces the compensation or benefits to which Mr. Volpe is entitled under his employment agreement; (iv) any relocation of Mr. Volpe’s principal place of employment except to a location that is within fifty miles of either (a) Houston, Texas or (b) any location that Mr. Volpe has recommended to the Board as a location for the Company’s headquarters; (v) the Company fails to require any successor or assignee to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase of assets, merger, consolidation or otherwise) to assume and agree to perform the employment agreement on the same terms or Mr. Volpe does not agree to such assignment; (vi) a material breach of any one or more of the covenants of his employment agreement by the Company; or (vii) in the event of a Change in Control in which the Company’s securities cease to be publicly traded, the assignment to Mr. Volpe of any position (including status, offices, title and reporting requirements), authority, duties or responsibilities that are not (a) at or with the ultimate parent company of the entity surviving or resulting from such merger, consolidation or other business combination and (b) substantially similar to Mr. Volpe’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities during the 90 day period prior to the Change in Control; provided, however, that Mr. Volpe must provide the Company with written notice within 15 days following the first date on which he knows of the occurrence of an event or action constituting Good Reason and the Company shall have 30 days following receipt of such notice to cure such event or action.

Any restricted stock, restricted stock units, or other stock based awards outstanding as of (i) the date of a voluntary termination with Good Reason, (ii) the date of Mr. Volpe’s termination by reason of death or disability, (iii) the date that the Company terminates Mr. Volpe for any reason other than Cause, or (iv) upon a Change in Control shall become fully vested and any stock options outstanding as of such date and not then exercisable shall become fully exercisable as of such date and any restrictions imposed by the Company that are applicable to any shares of common stock granted to Mr. Volpe by the Company shall lapse as of such date. Stock options that become vested in accordance with the previous sentence shall remain exercisable until the first to occur of (a) one year after the date of termination or (b) the original expiration of the option.

To the extent Mr. Volpe is entitled to receive severance, he is subject to a provision in his employment agreement prohibiting him from competing with the Company. Mr. Volpe’s employment is terminated by the Company for “Cause” or if Mr. Volpe resigns without “Good Reason,” the Company can elect to enforce a provision in his employment agreement prohibiting him from competing with the Company for a period of up to three years following such termination provided that we pay Mr. Volpe the following: (i) salary continuation payments at an annual rate equal to his Base Salary in effect as of the date of termination, payable monthly, (ii) a monthly amount equal to one-twelfth his target bonus opportunity for the year in which the date of termination occurs, or if such target bonus opportunity has not yet been established as of the date of termination, the target bonus percentage opportunity for the prior year with respect to base salary for the year in which the date of termination occurs, and (iii) continued medical, dental, disability and life insurance coverage in the same manner as provided to Mr. Volpe and his eligible dependents immediately prior to such termination. See also the discussion of Mr. Volpe’s Amended and Restated Employment Agreement under “Compensation Discussion and Analysis — Employment Agreements and Arrangements — Vincent R. Volpe Jr.”

	Change in Control and Termination Without Cause or With Good Reason	Change in Control (No Termination)	Involuntary without Cause or voluntary with Good Reason	Death or Disability
Vincent R. Volpe Jr.
Cash Severance	$7,649,235		$3,466,980	$3,466,980
Accelerated vesting of equity	$11,976,403	$11,976,403	$11,976,403	$11,976,403
Tax gross-up	$3,694,517
Health care benefits, disability and life insurance coverage	$51,212		$34,142	$34,142
Total	$23,371,367	$11,976,403	$15,477,524	$15,477,524

The table above does not reflect the payments due to Mr. Volpe if the Company elects to enforce the non-compete provision described above. In addition, the table above assumes that the amounts of any earned or accrued but unpaid salary, bonus or vacation are zero. For purposes of calculating the accelerated value of Mr. Volpe’s PRSUs, the table above assumes payment based on actual performance through December 31, 2011, resulting in a maximum payout.

Confidentiality, Non-Compete, Severance and Change in Control Agreements with other Named Executive Officers

The Company entered into Confidentiality, Non-Compete, Severance and Change in Control Agreements with each of our other named executive officers during 2010.

Under the agreements with the U.S. based named executive officers (Messrs. Baldwin, Mai, Rossi and Pacheco), if the executive is involuntarily terminated by the Company without Cause, the executive is entitled to receive (i) a severance payment specified in the agreement (2.625 times base salary for Mr. Baldwin and 1.5 times base salary for Messrs. Mai, Rossi and Pacheco), (ii) any earned but unpaid salary and payment for accrued but unused vacation days, (iii) any bonus amount under the Company’s Annual Incentive Program previously earned in full but not yet paid for fiscal years prior to the fiscal year in which the executive is terminated, and (iv) continued medical, dental, disability and life insurance coverage for one year.

If a U.S. based named executive officer is terminated by the Company for Cause or due to a Voluntary Termination by the executive with or without Good Reason, the executive is entitled to receive a payment equal to (i) any earned but unpaid salary and any accrued but unused vacation days and (ii) any bonus amount under the Company’s Annual Incentive Program previously earned in full but not yet paid for fiscal years prior to the fiscal year in which the executive is terminated.

If a U.S. based named executive is terminated within two years of a “Change in Control” of the Company by the Company without Cause or due to a Voluntary Termination by the executive with Good Reason, the executive is entitled to receive (i) a severance payment specified in the agreement (2.5 times base salary and annual incentive at target for Messrs. Baldwin and Mai and 2.0 times base salary and annual incentive at target for Messrs. Rossi and Pacheco, (ii) any earned but unpaid salary and payment for accrued but unused vacation days, (iii) any bonus amount under the Company’s Annual Incentive Program previously earned in full but not yet paid for fiscal years prior to the fiscal year in which the executive is terminated, and (iv) continued medical, dental, disability and life insurance coverage for two years. Beginning with equity awards granted in 2012, as a result of modifications to the applicable grant documents, in connection with a change in control, Earned PRSUs and other outstanding equity awards will automatically vest and, as applicable, become exercisable if either (i) those awards are not continued, assumed or substituted by the company that will employ the participant following the Change in Control or (ii) within one year of the Change in Control, the participant’s employment is terminated by such company other than for “serious misconduct” or the participant resigns for “good reason” (as each term is defined in those grant documents). The Committee has discretion in connection with a change in control with respect to the treatment of awards granted prior to 2012.

The agreements with the U.S. based named executive officers subject the executives to customary confidentiality obligations during their employment by the Company and at all times following termination, non-compete obligations (i) for one year following termination or (ii) for two years following termination by the Company without Cause or Voluntary Termination by the executive with Good Reason, if either occurs within two years following a Change in Control of the Company, and non-solicitation obligations during their employment and for three years following termination.

Payments under the agreements with the U.S. based named executive officers shall be made within 60 days after the termination date, provided that if any payment under the agreements would be subject to additional taxes and interest under Section 409A of the Code, any such payment shall be accumulated and paid on the date that is six months and one day after the termination date, or such earlier date upon which such amount can be paid without being subject to such additional taxes and interest. “Cause” as defined in the agreements for the U.S. based named executive officers means the occurrence of any of the following: (i) the material failure or refusal by the executive to perform his or her duties under the agreement (including, without limitation, his or her inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction) or to devote substantially all of his or her business time, attention and energies to the performance of his or her duties under the agreement; (ii) any willful, intentional or grossly negligent act by the executive having the effect of materially injuring the interest, business or prospects of the Company, or any of its subsidiaries, affiliates, or divisions; (iii) the material violation or material failure by the executive to comply with the Company’s material published rules, regulations or policies, as in effect from time to time; (iv) the executive’s conviction of a felony offense or conviction of a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty; (v) any willful or intentional misappropriation or embezzlement of the property of the Company or any of its subsidiaries or affiliates (whether or not a misdemeanor or felony); or (vi) a material breach of any one or more of the covenants of the agreement; provided, however, that in the event that the Company decides to terminate the executive’s employment pursuant to clauses (i), (iii) or (vi) of this definition of Cause, such termination shall only become effective if the Company first gives the executive written notice of such Cause, identifying in reasonable detail the manner in which the Company believes Cause to exist and indicating the steps required to cure such Cause, if curable, and if the executive fails to substantially remedy or correct the same within 30 days of such notice.

“Change in Control” is defined in the agreements for the U.S. based named executive officers and is the same in all material respects as the definition of that term in Mr. Volpe’s employment agreement, which is set forth above.

“Voluntary Termination with Good Reason” as defined in the agreements for the U.S. based named executive officers means any termination by the executive of his or her employment with the Company within 45 days following the occurrence of any of the following events without his or her consent, which is not cured by the Company, if curable, within 30 days: (i) a material diminution in the executive’s duties and responsibilities; (ii) the Company materially reduces the compensation or benefits to which the executive is entitled as determined immediately prior to the Change in Control; (iii) a material breach of any one or more of the covenants of the agreement by the Company; or (iv) if, as the result of a Change in Control, the Company’s headquarters offices are relocated to a location more than fifty miles away from their location prior to such Change in Control, necessitating the executive’s relocation to such new headquarters location; provided, however, that the executive must provide the Company with written notice within 15 days following the first date on which the executive knows of the occurrence of an event or action constituting Good Reason and the Company fails to cure such event or action within 30 days of such notice.

“Voluntary Termination without Good Reason” as defined in the agreements for the U.S. based named executive officers means any termination by the executive of his or her employment with the Company other than a Voluntary Termination with Good Reason.

Pursuant to our equity grant documents, for the NEOs other than the CEO, upon a termination due to death or disability, restricted stock and RSUs will vest pro-rata, stock options will vest in full and PRSUs will vest based on actual performance through the termination date.

The following tables show the potential payments upon termination or a Change in Control for the other named executive officers under the terms of the agreements described above. The following tables assume that the amounts of earned or accrued but unpaid salary, bonus or vacation are zero. In order to receive severance in connection with a Change in Control, termination must be by the Company without Cause or due to a Voluntary Termination by the executive with Good Reason within two years of the Change in Control.

	Involuntary Termination by Company Without Cause	Termination between One and Two Years of a Change in Control	Termination within One Year of a Change in Control	Death or Disability
Mark E. Baldwin
Severance	$1,089,496	$1,815,826	$1,815,826
Accelerated vesting of equity			$3,063,756	$2,132,999
Medical, dental, disability and life insurance coverage	$17,071	$34,142	$34,142	$17,071
Total	$1,106,567	$1,849,968	$4,913,724	$2,150,070

	Involuntary Termination by Company Without Cause	Termination between One and Two Years of a Change in Control	Termination within One Year of a Change in Control	Death or Disability
Mark F. Mai
Severance	$559,326	$1,398,315	$1,398,315
Accelerated vesting of equity			$2,155,484	$1,480,251
Medical, dental, disability and life insurance coverage	$17,071	$34,142	$34,142	$17,071
Total	$576,397	$1,432,457	$3,587,941	$1,497,322

	Involuntary Termination by Company Without Cause	Termination between One and Two Years of a Change in Control	Termination within One Year of a Change in Control	Death or Disability
Jesus M. Pacheco
Severance	$474,617	$949,233	$949,233
Accelerated vesting of equity			$1,496,052	$1,028,796
Medical, dental, disability and life insurance coverage	$17,071	$34,142	$34,142	$17,071
Total	$491,687	$983,375	$2,479,426	$1,045,867

	Involuntary Termination by Company Without Cause	Termination between One and Two Years of a Change in Control	Termination within One Year of a Change in Control	Death or Disability
Christopher Rossi
Severance	$499,713	$999,426	$999,426
Accelerated vesting of equity			$1,939,294	$1,306,451
Medical, dental, disability and life insurance coverage	$17,071	$34,142	$34,142	$17,071
Total	$516,784	$1,033,568	$2,972,861	$1,323,522

With respect to a Change in Control, the tables above assume that equity has been assumed or substituted by a successor corporation and the Committee has exercised its discretion to treat equity in a manner consistent with the modified approach for equity awards granted in 2012 and thereafter as discussed in more detail on pages 36, 37 & 55. As a result, for purposes of equity acceleration, the tables above assume termination following the Change in Control was for a reason other than “serious misconduct” or due to a resignation for “good reason” within one year of the Change in Control.

Director Compensation

In 2011, Mr. Volpe, being the only director who was employed by the Company, did not receive compensation for service as a director. Each non-employee director received an annual cash retainer of $45,000 and $117,052 in restricted stock pursuant to the 2008 Directors Stock Incentive Plan, except (i) Mr. Snider, who elected to defer 100% of his restricted stock grant by accepting restricted stock units instead. We also paid non-employee directors a fee for acting as committee chairs ($15,000 for serving as Audit and Compensation Committee chair and $10,000 for serving as Nominating and Governance Committee chair), as well as an annual fee of $125,000 to the non-executive Chairman of the Board for his service in that role. For each Board or applicable committee meeting our non-employee directors attended in person or telephonically as a member, directors earned a fee of $1,500.

Our non-employee directors may opt to receive shares of our common stock in lieu of cash. At the election of the director, all fees and equity awards may be deferred and, as a result, the director is entitled to an interest in the Company’s common stock. The 2011 director grants vest 100% on the first anniversary of the grant date.

In addition, the Company reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company business related expenses. The Company will also reimburse directors for director education programs and seminars in accordance with Company policy.

The table below summarizes the compensation paid to our non-employee directors during 2011:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
William E. Macaulay, Chairman(2)	$186,500	$117,052	$303,552
Rita V. Foley(3)	$85,500	$117,052	$202,552
Louis A. Raspino(4)	$102,000	$117,052	$219,052
Philip R. Roth(5)	$89,500	$117,052	$206,552
Stephen A. Snider(6)	$70,500	$117,052	$187,552
Michael L. Underwood(7)	$94,500	$117,052	$211,552
Joseph C. Winkler III(8)	$79,500	$117,052	$196,552

(1)	The amount represents the aggregate grant date fair value. The assumptions used to calculate these amounts are the same as those we used for financial statement reporting purposes. Information about the financial accounting assumptions can be found in Note 17 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Mr. Macaulay was granted 2,491 shares of restricted stock on February 15, 2011. As of December 31, 2011, Mr. Macaulay held a total of 2,491 shares of unvested restricted stock.

(3)	Ms. Foley was granted 2,491 shares of restricted stock on February 15, 2011. As of December 31, 2011, Ms. Foley held a total of 2,491 shares of unvested restricted stock.

(4)	Mr. Raspino was granted 2,491 shares of restricted stock on February 15, 2011. As of December 31, 2011, Mr. Raspino held a total of 2,491 shares of unvested restricted stock, and also held 4,651 restricted stock units.

(5)	Mr. Roth was granted 2,491 shares of restricted stock on February 15, 2011. As of December 31, 2011, Mr. Roth held a total of 2,491 shares of unvested restricted stock.

(6)	Mr. Snider elected to defer 100% of his equity award that would have had a grant date value of $117,052. Thus, Mr. Snider was entitled to restricted stock units representing 2,491 shares of common stock reflecting a fair market value based on the closing price of our common stock on February 15, 2011. As of December 31, 2011, Mr. Snider held 2,491 unvested restricted stock units and also held 3,588 restricted stock units.

(7)	Mr. Underwood was granted 2,491 shares of restricted stock on February 15, 2011. As of December 31, 2011, Mr. Underwood held a total of 2,491 shares of unvested restricted stock.

(8)	Mr. Winkler was granted 2,491 shares of restricted stock on February 15, 2011. As of December 31, 2011, Mr. Winkler held a total of 2,491 shares of unvested restricted stock, and also held 7,810 restricted stock units.

Ownership Policy for Non-Employee Directors

To further align the interest of our directors with our stockholders, the Board adopted a policy that requires each non-employee director of the Board to own a number of shares of stock (including restricted or unrestricted stock and the stock equivalents under any restricted stock unit) at least equivalent to the number of shares of restricted stock granted to such director (or that would have been granted but for the director’s deferral election) for the annual equity grants made within the immediately preceding three years. The director has until the fifth anniversary of such director’s initial election to the Board to satisfy the ownership requirement. All directors have either met or are on track to meet the stock ownership requirements delineated in the policy within the time frame specified.

EQUITY COMPENSATION PLAN INFORMATION

Information regarding the securities authorized for issuance under our equity compensation plans is as follows:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity Compensation plans approved by security holders	2,256,403	$28.59	3,692,772
Equity Compensation plans not approved by security holders	—	—	—
Total	2,256,403	$28.59	3,692,772

(1)	Includes the following: vested, unexercised stock options, unvested, unexercised stock options, unvested time-based restricted stock units, and unvested performance-based restricted stock units as of December 31, 2011. The number of unvested performance-based restricted stock units assumes best-case performance achievement in which the maximum number of units would vest.

(2)	Weighted average exercise price does not include outstanding restricted stock units (time- or performance-based).

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of March 14, 2012, by (i) each person who is known by us beneficially to own more than 5% of the outstanding common stock, (ii) each of our directors (and director nominees), (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person named in the table below is c/o Dresser-Rand Group Inc., West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042.

	Shares Beneficially Owned
Name of Beneficial Owner	Number(1)	Percent of Common(2)
Janus Capital Management LLC(3)	8,733,535	11.6%
FMR LLC(4)	5,999,892	7.9%
BlackRock, Inc.(5)	5,293,465	7.0%
Artisan Partners Holdings LP(6)	4,988,973	6.6%
William E. Macaulay(7)	169,430	*
Rita V. Foley(8)	11,435	*
Louis A. Raspino(9)	20,127	*
Philip R. Roth(10)	16,884	*
Stephen A. Snider (11)	2,548	*
Michael L. Underwood(12)	15,786	*
Vincent R. Volpe Jr.(13)	854,409	1.1%
Joseph C. Winkler III(14)	12,580	*
Mark E. Baldwin(15)	150,290	*
Mark F. Mai(16)	114,137	*
Jesus M. Pacheco(17)	41,065	*
Christopher Rossi(18)	53,451	*
Directors and executive officers as a group (17 persons)(19)	1,544,095	2.0%

*	Less than 1% of outstanding common stock.

(1)	The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. These persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire as of March 14, 2012, or within 60 days from that date, through the exercise of stock options or other similar rights. The amounts shown also include, where applicable, shares of restricted stock. None of our directors or executive officers has pledged as security any of the shares they beneficially own. Unless otherwise indicated, each person has sole investment and voting power (or, under applicable marital property laws, shares these powers with his or her spouse) with respect to the shares shown in the table.

(2)	Ownership percentage is reported based on 75,630,101 shares of common stock outstanding on March 14, 2012, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of March 14, 2012, or within 60 days from that date through the exercise of stock options or other similar rights.

(3)	Reflects beneficial ownership of 8,733,535 shares of our common stock by Janus Capital Management LLC, a Delaware limited liability company (“Janus”). This information was reported on a Schedule 13G/A filed with the SEC on February 14, 2012, in which Janus reported sole voting power and sole dispositive power over 8,676,935 shares of our common stock and shared voting power and shared dispositive power over 56,600 shares of our common stock. Janus reported its direct ownership of a 94.8% stake in INTECH Investment Management (“INTECH”) and a 77.8% stake in Perkins Investment Management LLC (“Perkins”). Janus, INTECH and Perkins are registered investment advisers furnishing investment advice to various investment companies and their beneficial holdings are aggregated for purposes of the shares reported in the table. Janus also reported that, as a result of its role as investment adviser or sub-adviser to several investment companies, it may be deemed to beneficially own 8,676,935 shares of our common stock. The principal business address of Janus is 151 Detroit Street Denver, Colorado 80206.

(4)	Reflects beneficial ownership of 5,999,892 shares of our common stock by FMR LLC, a Delaware limited liability company (“FMR”). This information was reported on a Schedule 13G/A filed with the SEC on February 14, 2012. The Schedule 13G/A indicates that FMR has sole voting power over 656,047 shares and sole dispositive power over 5,999,892 shares. Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR and a registered investment adviser. The Schedule 13G/A indicates that Fidelity is the beneficial owner of 5,345,395 shares. Edward C. Johnson 3d and FMR, through its control of Fidelity, each have the sole power to dispose of the shares beneficially owned by Fidelity. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. The Schedule 13G/A indicates that FIL is the beneficial owner of 653,630 shares. Strategic Advisers, Inc. (“Strategic Advisers”) is a wholly-owned subsidiary of FMR and provides investment advisory services to individuals. The Schedule 13G/A indicates that Strategic Advisers is the beneficial owner of 867 shares. The address of FMR, Fidelity and Strategic Advisers is 82 Devonshire Street, Boston, MA 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(5)	Reflects beneficial ownership of 5,293,465 shares of our common stock by Blackrock, Inc., a Delaware corporation (“Blackrock”). This information was reported on a Schedule 13G/A filed by Blackrock with the SEC on February 13, 2012. Blackrock reports sole voting and dispositive power with respect to all such shares. Blackrock is the parent holding company of BlackRock Advisors LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Japan Co. Ltd., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock International Limited, BlackRock Capital Management, Inc., BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., and BlackRock Fund Managers Limited. The principal business address of Blackrock is 40 East 52nd Street, New York, NY 10022.

(6)

Reflects beneficial ownership of 4,988,973 shares of our common stock by the following persons (collectively, the “Reporting Persons”): Artisan Partners Holdings LP, a Delaware limited partnership (“Artisan Holdings”), Artisan Investment Corporation, a Wisconsin corporation (“Artisan Corp.”), Artisan Partners Limited Partnership, a Delaware limited partnership (“Artisan Partners”), Artisan Investments GP LLC, a Delaware limited liability company (“Artisan Investments”), ZFIC, Inc., a Wisconsin corporation (“ZFIC”), and Andrew A. Ziegler and Carlene M. Ziegler, U.S. citizens. This information was reported on a Schedule 13G filed with the SEC on February 7, 2012. The Schedule 13G indicates that each Reporting Person has shared voting power over 4,752,731 shares and shared dispositive power over 4,988,973 shares. The Schedule 13G also indicates that (i) Artisan Partners is an investment adviser registered under

Section 203 of the Investment Advisers Act of 1940; (ii) Artisan Holdings is the sole limited partner of Artisan Partners; (iii) Artisan Investments is the general partner of Artisan Partners; (iv) Artisan Corp. is the general partner of Artisan Holdings; (v) ZFIC is the sole stockholder of Artisan Corp.; and (vi) Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC. The principal business address of the Reporting Persons is 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202.

(7)	Includes beneficial ownership of 2,183 shares of unvested restricted stock.

(8)	Includes beneficial ownership of 2,183 shares of unvested restricted stock.

(9)	Includes beneficial ownership of 2,183 shares of unvested restricted stock.

(10)	Includes beneficial ownership of 2,183 shares of unvested restricted stock.

(11)	Includes beneficial ownership of 2,183 shares of unvested restricted stock.

(12)	Includes beneficial ownership of 2,183 shares of unvested restricted stock.

(13)	Includes beneficial ownership of 15,075 shares of unvested restricted stock and 487,537 shares subject to options that are exercisable as of March 14, 2012 or within 60 days from that date.

(14)	Includes beneficial ownership of 2,183 shares of unvested restricted stock.

(15)	Includes beneficial ownership of 3,825 shares of unvested restricted stock and 112,266 shares subject to options that are exercisable as of March 14, 2012 or within 60 days from that date.

(16)	Includes beneficial ownership of 2,926 shares of unvested restricted stock and 81,249 shares subject to options that are exercisable as of March 14, 2012 or within 60 days from that date.

(17)	Includes beneficial ownership of 1,820 shares of unvested restricted stock and 23,976 shares subject to options that are exercisable as of March 14, 2012 or within 60 days from that date.

(18)	Includes beneficial ownership of 2,050 shares of unvested restricted stock and 26,586 shares subject to options that are exercisable as of March 14, 2012 or within 60 days from that date.

(19)	Includes beneficial ownership of 46,821 shares of unvested restricted stock and 786,889 shares subject to options that are exercisable as of March 14, 2012 or within 60 days from that date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires DRC’s directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of DRC’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of DRC’s equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish DRC with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, DRC believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2011, were met in a timely manner by its directors, executive officers, and greater than ten percent (10%) beneficial owners, except that, due to an administrative error on the part of the Company, Ms. Nicoletta Giadrossi filed two late Forms 4 reporting an award and an exercise, respectively, of stock appreciation rights.

CERTAIN RELATED PERSON TRANSACTIONS

Review and Approval of Related Party Transactions

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners, and their respective immediate family members (each a “Related Party”), where the amount involved in the transaction exceeds (or is expected to exceed) $120,000 in any calendar year.

The policy provides that the Nominating and Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. In addition, the Board has delegated authority to the Chair of the Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $250,000. A summary of any new transactions pre-approved by the Chair is provided to the full Committee for its review in connection with each regularly scheduled Committee meeting.

The Committee has considered and adopted standing pre-approvals under the policy for limited transactions with a Related Party. Pre-approved transactions include:

•

Employment of executive officers.    Any employment by the Company of an executive officer of the Company if the related compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”).

•

Director compensation.    Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements;

•

Certain transactions with other companies.    Any transaction with another company at which a Related Party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $120,000, or 2 percent of that company’s total annual revenues.

•

Certain Company charitable contributions.    Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $120,000, or 2% of the charitable organization’s total annual receipts.

•

Transactions where all stockholders receive proportional benefits.    Any transaction where the Related Party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g. dividends).

•	Transactions involving competitive bids. Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

•

Regulated transactions.    Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•

Indemnification.    Any transaction in which a Related Party is being indemnified by the Company or the Company is advancing expenses pursuant to an Indemnification Agreement, the Company’s By-Laws or Certificate of Incorporation.

•

Transactions contemplated under Company relocation policies.    Any transaction with a Related Party pursuant to Company’s relocation policy and transactions in which the Company’s reimbursement of temporary living expenses incurred by a Related Party associated with a relocation exceeds 60 days, but not in excess of 180 days.

A summary of new transactions covered by the standing pre-approvals described above is provided to the Committee for its review in connection with each regularly scheduled meeting of the Committee.

Related Person Transactions

There have been no transactions since January 1, 2011, that are required to be disclosed as a “related person transaction” pursuant to the SEC’s rules.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in email delivery of proxy materials will receive only one Notice Regarding the Availability of Proxy Materials unless one or more of these people notifies us that he or she wishes to continue to receive individual copies.

If you share an address with another stockholder and receive only one Notice Regarding the Availability of Proxy Materials and would like to request a separate copy for this year’s annual meeting or for any future meetings, please: (1) call our Investor Relations department at 713-973-5497; (2) send an email message to Blaise Derrico at bderrico@dresser-rand.com; or (3) mail your request to Dresser-Rand Group Inc., West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042, Attn: Investor Relations. Additional copies of the notice will be sent promptly after receipt of your request. Similarly, you may also contact us through any of these methods if you receive multiple copies of the notice and would prefer to receive a single copy in the future.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be included in the proxy statement for the 2013 Annual Meeting, DRC must receive proposals no later than November 26, 2012. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8, as well as with our bylaws.

Pursuant to DRC’s bylaws, stockholders may present director nominations or other proposals that are proper subjects for consideration at an annual meeting. DRC’s bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to DRC no later than the close of business on the 90th day prior to nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the previous year’s annual meeting. To be eligible for consideration at the currently planned 2013 Annual Meeting, such proposals that have not been submitted by the deadline for inclusion in the proxy statement must be received by DRC between January 8, 2013, and February 7, 2013. In the event the date of the 2013 Annual Meeting is changed by more than 30 days from the date of the 2012 Annual Meeting, stockholder notice must be received not earlier than the close of business on the 120th day prior to the 2013 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2013 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2013 Annual Meeting is first made. However, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement by DRC naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders, then a stockholder proposal only with respect to nominees for any new positions created by such increase must be received by the Secretary of DRC by the close of business on the 10th day following such public announcement. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the Annual Meeting.

ANNUAL REPORT ON FORM 10-K

DRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, will be provided upon written request by any stockholder at no cost. The request should be submitted to DRC, c/o General Counsel, West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.

You can also obtain a copy of our Annual Report on Form 10-K, as well as other filings we make with the SEC, on our website at www.dresser-rand.com or on the SEC’s website at www.sec.gov.

********************

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO VOTE PROMPTLY. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Mark F. Mai

Vice President, General Counsel and Secretary

March 26, 2012

Houston, Texas

DRESSER-RAND®

ANNUAL MEETING OF STOCKHOLDERS OF DRESSER-RAND GROUP INC.

Date: May 8, 2012

Time: 8:00 A.M. (Central)

Place: West 8 Tower, 10205 Westheimer Road, Suite 1000, Houston, Texas 77042

Please make your marks like this: Use dark black pencil or pen only

The Board of Directors unanimously recommends that you vote:

– “FOR” the election of the Directors in Proposal 1; and

– “FOR” Proposals 2 and 3;

Elect eight Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

Directors

Recommend

For Against Abstain

01 William E. Macaulay FOR

02 Vincent R. Volpe Jr. FOR

03 Rita V. Foley FOR

04 Louis A. Raspino FOR

05 Philip R. Roth FOR

06 Stephen A. Snider FOR

07 Michael L. Underwood FOR

08 Joseph C. Winkler III FOR

For Against Abstain

2: Ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for the fiscal year ending December 31, 2012. FOR

3: Adopt an advisory resolution to approve executive compensation. FOR

To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here Please Date Above

Please Sign Here Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

DRESSER-RAND®

Annual Meeting of Stockholders of Dresser-Rand Group Inc. to be held on Tuesday, May 8, 2012 for Stockholders as of March 14, 2012

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

INTERNET

TELEPHONE Call

Go To 866-390-5415

www.proxypush.com/drc

Cast your vote online. OR Use any touch-tone telephone.

View Meeting Documents. Have your Proxy Card/Voting Instruction Form ready.

Follow the simple recorded instructions.

MAIL

OR Mark, sign and date your Proxy Card/Voting Instruction Form.

Detach your Proxy Card/Voting Instruction Form.

Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3, AND AUTHORITY WILL BE DEEMED GRANTED.

All votes must be received by 11:59 P.M., Eastern Time, May 7, 2012.

PROXY TABULATOR FOR DRESSER-RAND GROUP INC. P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

PROXY — DRESSER-RAND GROUP INC. ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2012, 8:00 A.M. CENTRAL TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby authorize(s) and appoint(s) Vincent R. Volpe, Jr., Mark E. Baldwin and Mark F. Mai, and each of them (collectively, the “Named Proxies”), as the proxies of the stockholder(s), with power of substitution in each, to vote all shares of Common Stock, par value $.01 per share, of Dresser-Rand Group Inc. (the “Company”) held of record on March 14, 2012, by the stockholder(s) as designated on the reverse side of this proxy card at the Annual Meeting of Stockholders to be held at the offices of the Company at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042, on May 8, 2012, at 8:00 a.m. (Central) and at any adjournment thereof on all matters that may properly come before such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” the election of the Directors in Proposal 1, and “FOR” Proposals 2 and 3. In their discretion, the Named Proxies and each of them are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. The Named Proxies cannot vote your shares unless you sign and return this card.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)

Please separate carefully at the perforation and return just this portion in the envelope provided.